UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Denbury Resources Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

April 3, 2008

To our Stockholders:

You are hereby notified that the 2008 Annual Meeting of Stockholders of Denbury Resources Inc., a Delaware corporation (“Denbury” or the “Company”), will be held at the Westin Stonebriar Hotel located at 1549 Legacy Drive, Frisco, Texas 75034, at 3:00 P.M., Central Time (CDT), on Thursday, May 15, 2008, for the following purposes:

(1)                                  to elect eight directors, each to serve until their successor is elected and qualified;

(2)                                  to ratify the appointment by the audit committee of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2008;

and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 31, 2008, are entitled to notice of and to vote at the annual meeting.

Stockholders are urged to vote their proxy promptly by either returning the enclosed proxy, voting by telephone or voting via the internet, each as more fully described in the enclosed proxy statement, whether or not they expect to attend the annual meeting in person.  If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.

Phil Rykhoek
Senior Vice President, Chief Financial Officer and Secretary

It is important that proxies be returned promptly.  Therefore, stockholders are urged to vote and return their proxy whether or not they expect to attend the annual meeting in person.  You may revoke your proxy at any time before it is voted.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2008:

This proxy statement, along with the Company’s Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, are available free of charge at www.voteproxy.com.

DENBURY RESOURCES INC.

Proxy Statement

Annual Meeting of Stockholders

to be held on Thursday, May 15, 2008

THE ENCLOSED PROXY IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF VOTES BY THE MANAGEMENT OF DENBURY RESOURCES INC., a Delaware corporation (“Denbury” or the “Company”), for use at the annual meeting of the stockholders of Denbury to be held on the 15th day of May, 2008 at the Westin Stonebriar Hotel located at 1549 Legacy Drive, Frisco, Texas 75034, at 3:00 P.M. Central Time (CDT), or at any adjournment thereof.

We anticipate that this proxy statement, proxy card and our 2007 annual report to stockholders will be mailed on or before April 7, 2008.

RECORD DATE AND COMMON STOCK OUTSTANDING

Our Board of Directors has fixed the record date for the annual meeting as of the close of business on Monday, March 31, 2008.  Only Denbury stockholders of record as of the record date are entitled to receive notice of and to vote at the meeting.  As of the record date, there were approximately 245,900,000 shares of common stock of Denbury issued and outstanding.

VOTING OF COMMON STOCK

A proxy card is included with this proxy statement.  In order to be valid and acted upon at the annual meeting, your proxy card must be received by the Secretary of Denbury or by the transfer agent, American Stock Transfer and Trust, 40 Wall Street, New York, NY 10005, before the time set for the holding of the meeting or any adjournment thereof.  You may also vote your shares by phone, (800)-PROXIES, or may vote via the Internet at www.voteproxy.com.

If you submit a proxy, you may revoke it any time prior to the meeting, or if you attend the meeting personally, you may revoke your proxy at that time and vote in person.  In addition, regardless of which method you used to submit your proxy, you may revoke it by any later-dated vote via the telephone, the Internet or in writing.  A later dated written proxy may be deposited at either our registered office or our principal place of business, at any time up to the time of the meeting, or with the Chairman of the meeting on the day of the meeting.  You should note that your mere presence at the meeting, however, will not constitute a revocation of a previously submitted proxy.  If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.

In order for us to have a quorum at our annual meeting, we must have present in person or represented by proxy at least one-third of our issued and outstanding shares of common stock entitled to vote at the meeting.  If you are a holder of our common stock, you are entitled to one vote at the meeting for each share of common stock that you held as of the record date.  You will not be allowed to cumulate your votes for the election of directors.  If you do not wish to vote for a particular nominee, you must clearly identify such nominee on your proxy card.  A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect each nominee for director and a majority of the shares present in person or by proxy at the meeting is required to approve each other item to be voted upon at the meeting.  We will include abstentions in the vote totals, which means that they have the same effect on each proposal as a negative vote.  However, broker non-votes, if any, will not be included in the vote totals and therefore will not have any effect.

We will vote all properly executed proxies at the meeting in accordance with the direction on the proxy.  You should note that if no direction is indicated, the shares will be voted FOR all the director nominees, and FOR the appointment of our auditors.  Our Board has designated Ron Greene and/or Gareth Roberts to serve as proxies.  We do not know of any matters, other than those matters listed on the Notice of Annual Meeting of Stockholders that will be brought before the meeting.  However, if any other matters are properly presented for action at the meeting, we intend for Ron Greene and/or Gareth Roberts, as proxies named in the enclosed proxy card, to vote at their discretion on such matters.

PERSONS MAKING THE SOLICITATION

We will bear all the costs incurred in the preparation and mailing of the proxy, proxy statement and Notice of Annual Meeting.  In addition to solicitation by mail, our directors, officers or employees may solicit proxies by personal interviews, telephone or other means of communication.  If they do so, these individuals will not receive any special compensation for these services.  We may also retain a proxy solicitor to assist us with the distribution and solicitation of proxies for the meeting at our expense.

BUSINESS TO BE CONDUCTED AT THE MEETING

Proposal One:

Election of Directors

Our Bylaws provide that our Board of Directors shall consist of a minimum of three and a maximum of fifteen directors.  Each of the directors is elected annually and holds office until the close of the next annual meeting of stockholders unless he resigns from that position or ceases to be a director by operation of law.  We presently have eight directors all of whom are serving terms that expire at the meeting.  Unless you mark a proxy to the contrary, we plan to vote the proxies for the election of the eight nominees as directors as listed herein.   All eight of these individuals are current members of the Board.  We do not foresee any reason why any of these nominees would become unavailable, but if they should, we may either vote your proxy for a substitute that is nominated by the Board or reduce the size of our Board accordingly.

Ronald G. Greene

Michael L. Beatty

Michael B. Decker

David I. Heather

Gregory L. McMichael

Gareth Roberts

Randy Stein

Wieland F. Wettstein

The names, ages, offices held, period of time served as a director and the principal occupation of each person nominated for election as a director are as follows:

Name	Age	Offices Held	Officer or Director Since	Principal Occupation
Ronald G. Greene (1)	59	Chairman and Director (5)	1995	Principal Stockholder, Officer and Director of Tortuga Investment Corp.

Michael L. Beatty (1) (2)	60	Director	2007	Chairman and Chief Executive Officer of Beatty & Wozniak, P.C.

Michael B. Decker (3) (4)	58	Director	2007	Principal with Wingate Partners

David I. Heather (2) (4)	66	Director	2000	Independent Consultant

Gregory L. McMichael (3) (4)	59	Director	2004	Independent Consultant

Gareth Roberts	55	President, Chief Executive Officer and Director	1992	President and Chief Executive Officer, Denbury Resources Inc.

Randy Stein (1) (2)	54	Director	2005	Independent Consultant

Wieland F. Wettstein (2) (3)	58	Director (5)	1990	President, Finex Financial Corporation Ltd.

(1)          Member of the Nominating/Corporate Governance Committee.

(2)          Member of the Audit Committee.

(3)          Member of the Compensation Committee.

(4)          Member of the Reserves Committee.

(5)          Mr. Greene will be resigning as chairman after the Annual Meeting and Mr. Wettstein will become the new chairman.

Directors

Ronald G. Greene has been Chairman of the Board and a director of Denbury since 1995.  Mr. Greene will be resigning as Chairman of the Board at the Annual Meeting and Mr. Wettstein has been chosen by the other directors to assume that position.  Mr. Greene was the founder and served as Chairman of the board of directors of Renaissance Energy Ltd. and Chief Executive Officer of Renaissance from its inception in 1974 until May 1990, and remained as Chairman until Renaissance was merged with Husky Oil Operations to create Husky Energy, Inc. in August 2000.  He is also the principal stockholder, officer and director of Tortuga Investment Corp., a private investment company and serves on the Board of Directors of WestJet Airlines Ltd., a public Canadian scheduled airline.  Mr. Greene has served on the boards of several public and private companies, as well as industry organizations and community and international charitable organizations.

Michael L. Beatty has been a director of Denbury since December 2007.  Mr. Beatty has been Chairman and Chief Executive Officer of the law firm of Beatty & Wozniak, P.C. located in Denver, Colorado since 1998.  Mr. Beatty began his career at Vinson & Elkins and later became a professor of law at the University of Idaho before joining the legal department of Colorado Interstate Gas Company, a subsidiary of The Coastal Corporation.  Mr. Beatty served in a variety of positions with Coastal, ultimately becoming Executive Vice President, General Counsel.  Mr. Beatty also served as Chief of Staff to

Colorado Governor Roy Romer from 1993 to 1995.  Mr. Beatty serves on the Board of Directors of MarkWest Energy GP, L.L.C.

Michael B. Decker has been a director of Denbury since December 2007.  Mr. Decker has been a principal and partner of Wingate Partners, a Dallas based private equity investment company, since 1996.  Prior to joining Wingate Partners, Mr. Decker held the position of Chief Operating Officer of the Trammell Crow Company.  He previously was President of Huffco Group, Inc., an energy exploration company.  Mr. Decker currently serves as a board member for S&N Communications, has served as a consultant for the Boston Consulting Group and has worked as an investment officer for the World Bank.

David I. Heather has been a director of Denbury since 2000. Mr. Heather is currently a self-employed engineering consultant.  Mr. Heather was a founding partner and director of The Scotia Group, an independent geoscience and reservoir-engineering firm in Dallas and Houston, Texas, formed in 1981.  He retired as president of Scotia in 2002 and as a director in 2007 when the firm was acquired by RPS Energy PLC.   Mr. Heather is a Chartered Engineer of Great Britain and received his Bachelor of Science degree in Chemical Engineering from the University of London in 1963.

Gregory L. McMichael has been a director of Denbury since December 2004.  Mr. McMichael is currently a self-employed business consultant, having retired in 2004 from his position of Vice President and Group Leader — Energy Research of A.G. Edwards, where he was responsible for all of the firm’s equity research in the energy sector.  Prior to his employment by A.G. Edwards, which commenced in 1998, Mr. McMichael was Director of Equity Research of Hanifen, ImHoff, Inc., a regional investment banking firm based in Denver, for eight years.  Mr. McMichael also serves on the board of Matador Resources Company, a private oil and natural gas company headquartered in Dallas, Texas and on the board of Admiral Bay Resources, a TSX-listed Canadian oil and natural gas company headquartered in Denver, Colorado.

Gareth Roberts has been President, Chief Executive Officer and a director since 1992.  Mr. Roberts founded Denbury Management, Inc., the former primary operating subsidiary of the Company in April 1990.  Mr. Roberts has more than 30 years of experience in the exploration and development of oil and natural gas properties with Texaco, Inc., Murphy Oil Corporation and Coho Resources, Inc. His expertise is particularly focused in the Gulf Coast region where he specializes in the acquisition and development of old fields with low productivity. Mr. Roberts holds honors and masters degrees from St. Edmund Hall, Oxford University, where he has been elected to an Honorary Fellowship.  Mr. Roberts also serves as Chairman of the Board of Directors of Genesis Energy, L.P., a public master limited partnership.

Randy Stein has been a director of Denbury since January 2005. Mr. Stein is currently a self-employed business consultant having retired from PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, in 2000.  Mr. Stein was employed for 20 years with PricewaterhouseCoopers LLP, most recently as principal in charge of the Denver tax practice.  Mr. Stein served as audit committee chairman, co-chairman of the nominating and governance committee, and a member of the compensation committee of Westport Resources Corp., a Denver-based public oil and gas company, from 2000 until they were acquired in 2004. Mr. Stein is currently a board member and audit committee chairman of Bill Barrett Corporation, an oil and gas company, and also served on the board and audit committee of Koala Corporation through 2005, both Denver-based public companies.

Wieland F. Wettstein has been a director of Denbury since 1990 and will become the Chairman of the Board after the Annual Meeting.  Mr. Wettstein was a founding shareholder and Director of Denbury,

and held the position of Chairman of the Board from its inception to 1995.  Mr. Wettstein is the President and controls Finex Financial Corporation Ltd., an investment company in Calgary, Alberta, a position he has held since November 2003.  Prior to that, Mr. Wettstein was Executive Vice President of Finex since 1987.  Mr. Wettstein has been a director of a number of Canadian public and private companies during the past 25 years, including several junior oil and gas companies.  Mr. Wettstein is a Chartered Accountant.

Our Board of Directors recommends that stockholders vote FOR each of the foregoing directors.  Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote proxies FOR the election of the foregoing nominees as directors.

Proposal Two:

Ratify the Appointment of PricewaterhouseCoopers LLP as auditor

PricewaterhouseCoopers LLP has been our auditor during the last four years.  It is the recommendation of our Audit Committee to appoint them to serve as auditors of the Company until the next annual meeting of the stockholders and to authorize the Audit Committee to approve their remuneration as such.  A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will be available to answer questions, and will be afforded an opportunity to make a statement if desired.

Board of Directors’ Recommendation

Based on the recommendation of our Audit Committee, our Board of Directors recommends that stockholders vote FOR the appointment of PricewaterhouseCoopers LLP as auditor.  Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote proxies FOR the appointment of PricewaterhouseCoopers as auditor.

GOVERNANCE OF THE COMPANY

The business, property and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for overall performance and direction of the Company, but is not involved in day-to-day operations.  Members of the Board keep informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with the Chief Executive Officer and other officers.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities.  Among the areas addressed by the guidelines are director qualifications and responsibilities, Board committee responsibilities, selection and election of directors, director compensation and tenure, director orientation and continuing education, access to management and independent advisors, succession planning and management development, Board meetings, and Board and committee performance evaluations.  The Board’s Nominating/Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines.  The guidelines are available on the Company’s website at www.denbury.com under the “Corporate Governance” link.  The Company will provide a written copy of the guidelines free of charge to stockholders who request them.

Director Independence

The guidelines provide that at least a majority of the members of the Board must be independent as required by the New York Stock Exchange (“NYSE”) corporate governance listing standards.  The Board has affirmatively determined that all nominees for director, with the exception of Mr. Roberts, the Company’s President and Chief Executive Officer, qualify as independent directors under these standards based on its review of all relevant facts and circumstances.

Code of Conduct and Ethics

The Company has a code of conduct and ethics that applies to its officers, employees and directors.  This code assists employees in resolving ethical issues that may arise in complying with Denbury’s policies.  The President and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Vice President and Chief Accounting Officer are also subject to the Code of Ethics for Senior Financial Officers and Principal Executive Officer.  The purpose of these codes is to promote, among other things:

•                  ethical handling of actual or apparent conflicts of interest;

•                  full, fair, accurate and timely disclosure in filings with the Securities and Exchange Commission (“SEC”) and in other public disclosures;

•                  compliance with the law and other regulations;

•                  protection of the Company’s assets;

•                  insider trading policies; and

•                  prompt internal reporting of violations of the codes.

Both of these codes are available on the Company’s website at www.denbury.com, under the “Investor Relations - Corporate Governance” link.  The Company will provide a written copy of these codes free of charge to stockholders who request them.  Any waiver of these codes with respect to officers and directors of the Company may be made only by the Board of Directors and will be disclosed to stockholders on the Company’s website, along with any amendments to these codes.

Related Party Transaction Policy

Under the Company’s related party transaction policy adopted in February 2007, information about transactions involving related persons is to be assessed by the Nominating/Corporate Governance Committee. Related parties include the Company’s directors and executive officers, as well as immediate family members of directors and executive officers and beneficial owners that hold 5% or more of our common stock. If the determination is made that a related party has a material interest in any Company transaction, then the Nominating/Corporate Governance Committee would review, approve or ratify it, and the transaction would be required to be disclosed in accordance with the SEC rules. The written policy relating to the Nominating/Corporate Governance Committee’s review and approval of related person transactions is available on our website at www.denbury.com, under the “Investor Relations - Corporate

Governance” link. The Company will provide a written copy of the related party transaction policy free of charge to stockholders who request it.

Communication with the Board

The Board has approved the process that stockholders or other interested parties may use in contacting the members of the Board.  All parties wishing to communicate with the Board should address letters to:

Denbury Resources Inc.

Attn: Corporate Secretary

5100 Tennyson Parkway, #1200

Plano, TX   75024

In addition, interested parties may e-mail the corporate secretary and Board members at: secretary@denbury.com.   All such communications will be forwarded by the Secretary directly to the Board.

Our Chairman of the Board is the presiding director at the meetings of non-management directors, to contact him please address your letters to:

Denbury Resources Inc.

Attn:  Chairman of the Board of Directors

5100 Tennyson Parkway, #1200

Plano, TX  75024

Identification of Director Candidates

Our Nominating/Corporate Governance Committee is responsible for identifying and reviewing director candidates to determine whether they qualify for and should be considered for membership on the Board.  The committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and other skills and experience that will enhance the Board’s ability to serve the long-term interests of stockholders.  Members of the Board will be asked to submit recommendations when there is an opening or anticipated opening for a director position.  The Nominating/Corporate Governance Committee may also use outside sources or third parties to find potential Board member candidates, and similarly may use the services of outside sources or a third party to identify, evaluate or assist in identifying or evaluating nominees brought to their attention.

The Nominating/Corporate Governance Committee will also consider director candidates recommended by the stockholders.  For the 2009 annual meeting of stockholders, any such recommendation should be submitted in writing on or before November 1, 2008, to permit adequate time for review by the Committee.  The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee, and a way to contact the candidate to verify his or her interest and to gather further information, if necessary.  In addition, the stockholder should submit information demonstrating the number of shares he or she owns.  Stockholders may send recommendations for director candidates to the address listed above under “Communication with the Board.”  Stockholders who wish to nominate an individual to the Board must follow the advance notice and other requirements of the Company’s Bylaws.

BOARD MEETINGS, ATTENDANCE AND COMMITTEES

The Board met six times during the year ended December 31, 2007, including telephone meetings.  All directors attended at least 75% of the meetings held.  The Board took all other actions by unanimous written consent during 2007.  In addition, all directors attended at least 75% of all meetings of each of the committees on which they served.  Mr. Greene, Chairman of the Board, acts as chairman of each Board meeting.

At each in-person meeting, the Board holds an executive session with only Board members and also an executive session of the independent board members, excluding Mr. Roberts, President and CEO.  Mr. Greene, Chairman of the Board, was elected by the independent board members to chair both executive sessions.

The Company encourages the directors to attend, but does not have a policy that all of the directors must be present at the annual meeting of stockholders.  The following directors attended last year’s annual meeting of stockholders: Messrs. Greene, Heather, Roberts, Stein, McMichael and Wettstein.  The Board has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.

In February 2008, the Board created a Reserves Committee which in 2008 will assume the duties of the Audit Committee discussed below which relate to the oversight of the Company’s independent engineers and the calculation and reporting of the Company’s oil and natural gas reserves.  This committee currently consists of Messrs. Heather, McMichael and Decker, with Mr. Heather acting as chairman.

On occasion, the Board appoints other committees to deal with certain matters.

Audit Committee Report

The Audit Committee is currently comprised of four outside independent directors, Messrs. Beatty, Heather, Stein and Wettstein, with Mr. Stein currently acting as Chairman.  The purpose of the Committee is to appoint, oversee, compensate and evaluate the Company’s independent auditor, petroleum engineer, and the Company’s internal audit, and to provide assistance to the Board in fulfilling its oversight responsibility with respect to:

•                  the integrity and quality of the financial statements and proven reserves of the Company;

•                  evaluation of the internal controls of the Company;

•                  the performance of the Company’s internal audit function, its independent auditor, and its independent petroleum engineer;

•                  the independent auditor’s and petroleum engineer’s qualifications and independence;

•                  compliance by the Company with legal and regulatory requirements;

•                  evaluation of the Company’s effectiveness for assessing, mitigating and controlling significant business risks; and

•                  compliance with the Company’s code of conduct and ethics.

The Audit Committee meets regularly with financial management, the Company’s internal auditor and independent auditor to review financial reporting and accounting and financial controls of the Company.  The Audit Committee reviews and gives prior approval for fees and non-audit related services of the independent auditor.  The internal auditor, independent auditor and independent engineer all have unrestricted access to the Audit Committee and meet with the Audit Committee without management representatives present to discuss the results of their examinations and their opinions.  The Audit Committee also meets with the independent reserve engineer, has the power to conduct internal audits and investigations, receives recommendations or suggestions for changes in accounting procedures, and initiates or supervises any special investigations it may choose to undertake.  Each year, the Audit Committee recommends to the Board the selection of a firm of independent auditors and a firm of independent reserve engineers.  The Audit Committee met seven times during 2007, including telephone meetings.

The NYSE and the SEC have adopted standards with respect to independence and financial experience of the members of the Audit Committee.  The standards require that all of the members of audit committees be independent and that they all be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements.  Additionally, at least one member of the committee must be deemed to be the “audit committee financial expert.”  The financial expert must be knowledgeable in the application of generally accepted accounting principles, the understanding and preparation of financial statements, accounting for estimates, accruals and reserves, internal accounting controls and audit committee functions.  Such knowledge is to have been obtained through past education and experience in positions of financial oversight.  Both Mr. Stein and Mr. Wettstein, have such experience and have been designated as “audit committee financial experts.”  All members of the Audit Committee satisfy the criteria for both independence and experience.

The Audit Committee reports to the Board on its activities and findings.  The Board adopted a written charter for the Audit Committee in 2000 and last amended it in February 2008, primarily to separate the functions delegated to the new Reserves Committee for 2008.  The charter is available on our website at www.denbury.com under the “Investor Relations - Corporate Governance” link.  We will send stockholders the Audit Committee written charter, without charge, upon request to Laurie Burkes at our company headquarters.

The Audit Committee reports as follows with respect to the Company’s 2007 audited financial statements:

•                  The Committee has reviewed and discussed with management the Company’s 2007 audited financial statements;

•                  The Committee has discussed with the independent auditor, PricewaterhouseCoopers  LLP, the matters required to be discussed by SAS 61, as modified or supplemented, which include matters related to the conduct of the audit of the Company’s financial statements;

•                  The Committee has received written disclosures and the letter from the independent auditor required by ISB Standard No. 1 (which relates to the auditor’s independence from Denbury and its related entities) and has discussed with the auditor the auditor’s independence from Denbury;

•                  The Committee reviewed the Company’s adherence to Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations;

•                  Based on review and discussions of the Company’s 2007 audited financial statements, including management’s discussion and analysis of financial condition and results of operations, with management and the independent auditor, the Audit Committee has approved Denbury’s audited financial statements and management’s discussion and analysis of financial condition and results of operations for inclusion in the Company’s 2007 Annual Report on Form 10-K; and

•                  The Committee has performed other matters as set forth in the Audit Committee Charter.

The Audit Committee
Randy Stein, Chairman
Michael L. Beatty
David I. Heather
Wieland F. Wettstein

Compensation Committee

The Compensation Committee is currently comprised of three outside independent directors, Messrs. Decker, Wettstein, and McMichael, with Mr. McMichael acting as its Chairman.  Mr. Decker became a member of the Compensation Committee in January 2008, replacing Mr. Greene.  The purpose of the Compensation Committee, acting also as the Stock Option Plan Committee and Stock Purchase Plan Committee, is to provide assistance to the Board in discharging its responsibilities relating to the compensation and development of the Chief Executive Officer and other officers, and to oversee and administer equity and other compensation and benefit plans, including:

•                  recommending to the Board the design of an overall compensation program and structure for the Company and reviewing the program annually, recommending to the Board overall salary increases, bonuses and other annual compensation, and proposing modifications to the compensation program as deemed necessary;

•                  reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluating the Chief Executive Officer’s performance in light of these goals and determining and recommending to the Board his compensation in light of this evaluation as well as reviewing and setting compensation details of all key senior executives and elected corporate officers on an annual basis;

•                  recommending to the Board the adoption or amendment of the Company’s equity-based and other incentive compensation plans, and approving, administering and granting awards under these plans; and

•                  reviewing and discussing with management the compensation discussion and analysis and preparing and publishing an annual report on executive compensation, both to be included in the Company’s proxy statement.

The Compensation Committee is granted the authority to delegate any of its responsibilities to subcommittees, as it deems appropriate.  During the fourth quarter of each year, management reviews the entire Company’s compensation, based on recommendations from their subordinate managers and supervisors, and makes a proposal to the Compensation Committee for their review and approval.  The specific responsibilities of the Compensation Committee are identified in the Committee’s charter, which is available on the Company’s website at www.denbury.com under the “Investor Relations - Corporate Governance” link.  We will send stockholders the Compensation Committee written charter, without charge, upon request to Laurie Burkes at our company headquarters.  The Compensation Committee met nine times during 2007.

Nominating/Corporate Governance Committee

The Board created a Nominating/Corporate Governance Committee during 2003, which is currently comprised of Messrs. Beatty, Greene, and Stein with Mr. Beatty acting as chairman.  Mr. Beatty became a member of the committee in January 2008, replacing Mr. Wettstein.  All of the members of the Nominating/Corporate Governance Committee are independent under the NYSE corporate governance listing standards.  The purpose of the Committee is to provide assistance to the Board in discharging its responsibilities for ensuring the effective governance of the Company, including:

•                  identifying individuals qualified to become members of the Board;

•                  recommending to the Board the director nominees for the annual meeting of stockholders or for appointment by the Board if a vacancy occurs between annual meetings;

•                  seeking to maintain the independence and quality of the Board through an annual self-evaluation and compliance with applicable laws and regulations for each director and committee member;

•                  developing and recommending to the Board adoption of its various codes of conduct, ethics, and governance guidelines;

•                  monitoring and developing the necessary training for new board members;

•                  recommending to the Compensation Committee director compensation and benefits on an annual basis;

•                  reviewing related party transactions; and

•                  reviewing the Company’s proxy statement prior to its publication.

The specific responsibilities of the Nominating/Corporate Governance Committee are identified in the Committee’s charter, which is available on the Company’s website at www.denbury.com under the “Investor Relations - Corporate Governance” link.  We will send stockholders the Nominating/Corporate Governance Committee written charter, without charge, upon request to Laurie Burkes at our company headquarters.  The Nominating/Corporate Governance Committee met twice during 2007 and on other occasions as part of the full board meeting.

COMPENSATION OF DIRECTORS

Information regarding the compensation received from Denbury, including options, during the fiscal year ended December 31, 2007, by Mr. Roberts, President, Chief Executive Officer and a director of the Company, is disclosed under the heading “Executive Compensation - Summary Compensation Table.”

Directors’ Fees

We provide both cash and equity compensation to all of our non-employee directors so as to attract, motivate, and retain experienced and knowledgeable persons to serve as our directors and to promote an identity of interest between our directors and you, our stockholders.

In 2007, our directors were paid an annual retainer fee of $40,000, plus $2,000 per board meeting attended, $1,000 per telephone conference attended and $1,000 for non-committee meetings or conferences attended as part of their duties as a board or committee member.  The board meeting attendance fees also apply to any committee meeting if they occur on a different date than the board meetings.  We also reimburse our directors for out-of-pocket travel expenses in connection with each board meeting attended.  The Chairman of the Compensation Committee is also paid an additional fee of $5,000 per year, and the additional fee for the non-executive Chairman of the Board is $20,000 per year.  The Chairman of the Audit Committee is paid an additional fee of $20,000 per year and the other Audit Committee members are paid an additional annual retainer of $5,000 for serving on the Audit Committee.  Directors may also receive an additional $5,000 per year fee for performing special services.  The only such payments to date have been to Mr. Heather, who performs review work on our annual reserve report and began receiving this additional fee in the fourth quarter of 2002, although in 2008, Mr. Heather will receive a fee as chairman of the newly formed Reserves Committee in lieu of the special services fee he had previously received.

On February 20, 2008 the Board approved increases in the compensation of non-employee directors to be effective as of January 1, 2008, as follows:

1.               An increase in annual director retainer from $40,000 to $50,000;

2.               An increase in the fee paid to the Board’s committee chairmen, other than the chairman of the audit committee (for whom there is no increase), from $5,000 to $10,000; and

3.               An increase in the fee paid to the non-executive chairman of the Board from $20,000 to $100,000.

We adopted a Director Compensation Plan effective July 1, 2000, for a term of ten years, and amended the plan in May 2005 to remove any deferred compensation aspects of the plan, which aspects had not been used by any director since its adoption.  The Director Compensation Plan allows each non-employee director to make a quarterly election to receive his or her compensation either in cash or in shares of our common stock.  The number of shares issued to a director who elects to receive shares of common stock under the Director Compensation Plan is calculated by dividing the director fees to be paid to such director by the closing price of the Company’s common stock on the date the fees are payable, the last day of each quarter.  We have reserved 400,000 shares for issuance under the Director Compensation Plan, for directors who elect to receive their compensation in stock, and as of February 29, 2008, had 260,959 shares remaining available under the plan.

During the period between August 2004 and January 2005, we issued to each non-employee director 40,000 shares of restricted stock that vest over a period of five years, 20% per annum. As per the terms of the agreement, the Company retains 60% of the shares as they vest, with such shares to be released when the director separates from the Company. The remaining 40% are issued to the director on the vesting dates.

During 2005 and 2006, we granted each non-employee director stock options or stock appreciation rights payable in common stock (“SARs”).  These awards cliff vest four years from the date of grant and have an exercise price equal to the closing market price on the date of grant.  Each director received 12,000 stock options in January 2005 and 6,000 SARs in February 2006 as part of their annual grants for that year.  In January 2007, we issued each non-employee director 4,000 additional shares of restricted stock that cliff vest three years from the date of grant in lieu of any additional stock options or SARs.  Additionally, upon being appointed a non-employee director in December 2007, Mr. Beatty and Mr. Decker each received 12,000 shares of restricted stock which vest at the rate of 2,400 shares per year on December 12th of each year.  In January 2008, we issued each non-employee director, other than Messrs. Beatty and Decker, 2,400 additional shares of restricted stock that cliff vests three years from the date of grant.  Under the terms of the restricted stock grants, the Company retains 60% of the shares when they vest, with such shares to be released when the director separates from the Company.  The remaining 40% are issued to the director on the vesting date.  All restricted shares vest upon death, disability or a change in control.  Mr. Roberts has historically received equity awards as an employee, and the equity awards held by Mr. Roberts are disclosed under the heading “Executive Compensation.”

2007 Director Compensation Table

Director	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Total ($)
Ronald G. Greene	$80,000	$64,936	$19,532	$164,468
Michael L. Beatty	—	3,758	—	3,758
Michael B. Decker	—	3,758	—	3,758
David I. Heather	70,000	64,936	19,532	154,468
Gregory L. McMichael	63,000	70,083	19,532	152,615
Randy Stein	85,000	72,666	19,321	176,987
Wieland F. Wettstein	73,000	64,936	19,532	157,468
Donald D. Wolf	56,000	32,969	—	88,969

(1)          Represents fees earned for services as a director during 2007, including the annual base retainer fee and chairmanship or membership fees associated with service on the Board or any committee of the Board.

(2)          Represents the amounts recognized for financial reporting purposes, in accordance with SFAS No. 123(R), for the year ended December 31, 2007, related to restricted stock awards made pursuant to our 2004 Omnibus Stock and Incentive Plan.  These amounts include awards granted during and before 2007 and reflect the proportionate amount of compensation for 2007 based on the time vesting terms of the awards and the fair value of the awards on the date of grant, which was the fair market value of the stock on the date of grant.  Further discussion regarding the underlying awards is included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(3)          Represent the amounts recognized for financial reporting purposes, in accordance with SFAS No. 123(R), for the year ended December 31, 2007, related to stock option and stock settled SAR awards made pursuant to our stock incentive plans.  These amounts include awards granted during and before 2007 and reflect the proportionate amount of compensation for 2007 based on the time vesting terms of the awards and the fair value of the awards on the date of grant, which assumptions are included in Note 9 to the

Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2008.

Director 2007 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not		Market Value of Shares or Units of Stock That Have Not
Director	Exercisable	Unexercisable		($)	Date	Vested (#)		Vested ($)
Ronald G. Greene		12,000	(1)	$6.9275	1/3/2015
		6,000	(2)	13.5150	2/22/2016
						16,000	(3)	$476,000
						4,000	(4)	119,000
Michael L. Beatty						12,000	(5)	$357,000
Michael B. Decker						12,000	(5)	$357,000
David I. Heather		12,000	(1)	$6.9275	1/3/2015
		6,000	(2)	13.5150	2/22/2016
						16,000	(3)	$476,000
						4,000	(4)	119,000
Gregory L. McMichael		12,000	(1)	$6.9275	1/3/2015
		6,000	(2)	13.5150	2/22/2016
						16,000	(3)	$476,000
						4,000	(4)	119,000
Randy Stein		12,000	(1)	$6.7625	1/21/2015
		6,000	(2)	13.5150	2/22/2016
						24,000	(6)	$714,000
						4,000	(4)	119,000
Wieland F. Wettstein		12,000	(1)	$6.9275	1/3/2015
		6,000	(2)	13.5150	2/22/2016
						16,000	(3)	$476,000
						4,000	(4)	119,000

(1)          These stock options cliff vest 100% on January 3, 2009 (except for Mr. Stein’s options, which vest on January 21, 2009), four years after the date of grant.  In addition to the foregoing vesting provisions, all of these options vest upon death, disability, or a change in control of the Company.

(2)          These stock settled SARs cliff vest 100% on February 22, 2010, four years after the date of grant.  In addition to the foregoing vesting provisions, all of these SARs vest upon death, disability, or a change in control of the Company.

(3)          These shares of restricted stock vest on September 15th of each of 2008 and 2009 (except for Mr. McMichael in which case the date is December 8th), at a rate of 8,000 shares per year.  With respect to 60% of the shares that vest annually, delivery of the shares will not be made to the director until that director’s separation from the Company.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company.

(4)          These shares of restricted stock cliff vest 100% on January 2, 2010.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company.

(5)          These shares of restricted stock vest over five years on December 12th of each of 2008, 2009, 2010, 2011 and 2012, at the rate of 2,400 shares per year.  With respect to 60% of the shares that vest annually, delivery of the shares will not be made to the director until that director’s separation from the Company.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company.

(6)          These shares of restricted stock vest on January 21st of each of 2008, 2009 and 2010, at the rate of 8,000 shares per year.  With respect to 60% of the shares that vest annually, delivery of the shares will not be made to the director until that director’s separation from the Company.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of February 29, 2008, the stockholders of which we are aware that beneficially own more than 5% of our issued and outstanding common stock and the common stock held by our executive officers and directors, individually and as a group to our knowledge solely based upon public filings.  Unless otherwise indicated, each stockholder identified in the table is believed to have sole voting and investment power with respect to the shares beneficially held.  The table includes shares that were acquirable within 60 days following February 29, 2008 under our 1995 Stock Option Plan and 2004 Omnibus Stock and Incentive Plan.

	Beneficial Ownership of Common Stock as of February 29, 2008
Name and Address of Beneficial Owner	Shares		Percent of Shares Outstanding
Ronald G. Greene	4,124,349	(1)(2)	1.7%
Michael L. Beatty	12,000	(3)	*
Michael B. Decker	12,000	(3)	*
David I. Heather	72,400	(1)(4)	*
Gregory L. McMichael	50,000	(1)	*
Randy Stein	47,662	(1)	*
Wieland F. Wettstein	157,672	(1)(5)	*
Gareth Roberts	3,335,929	(6)(7)	1.4%
Phil Rykhoek	699,476	(7)	*
Ronald T. Evans	742,069	(7)	*
Robert Cornelius	115,230	(7)	*
Mark C. Allen	487,102	(7)	*
All of the executive officers and directors as a group (17 persons)	10,649,426	(8)	4.3%
Neuberger & Berman Inc 605 Third Ave. New York, NY 10158	36,610,613	(9)	14.9%
FMR LLC 82 Devonshire Street Boston, MA 02109	15,908,880	(10)	6.5%

*                 Less than 1%

(1)          Includes (a) 16,000 shares of unvested restricted common stock which vests at the rate of 8,000 shares per year, on September 15 of each year, (except in the cases of Messrs. McMichael and Stein, whose shares vest on December 8, and January 21, of each year, respectively) until fully vested, (b) 4,000 shares of unvested restricted common stock which cliff vest on January 2, 2010, and (c) 2,400 shares of unvested restricted common stock which cliff vest on January 7, 2011.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company.  On each vesting date, 40% of such vested shares may be delivered to the director with the remaining 60% retained and held in escrow until their ceasing to be a director.

(2)          Includes 80,600 shares of common stock held by Mr. Greene’s spouse in her retirement plan, 136,000 shares held in the Greene Family Charitable Foundation of which Mr. Greene is the trustee, and 2,650,012 shares held by Tortuga Investment Corp., which is solely owned by Mr. Greene.  Mr. Greene’s shares held by Tortuga Investment Corp. include 90,000 shares that are pledged as security.

(3)          Shares of unvested restricted common stock which vests at the rate of 2,400 shares per year, on December 12th of each year.  All of these shares will vest upon death, disability, or a change in control of the Company. On each vesting date, 40% of such vested shares may be delivered to the director with the remaining 60% retained and held in escrow until their ceasing to be a director.

(4)          Includes 35,600 shares of common stock held in a family trust of which Mr. Heather is a trustee.

(5)          Includes 30,800 shares of common stock held by S.P. Hunt Holdings Ltd., which is solely owned by a trust of which Mr. Wettstein is a trustee.  Also includes 59,272 shares of common stock held by Mr. Wettstein’s spouse in her retirement plan.

(6)          Includes 393,320 shares of common stock held by a corporation which is solely owned by Mr. Roberts and 8,912 shares held by his spouse.  Mr. Roberts has 2,005,091 shares pledged as security.

(7)          Includes the following shares of common stock (as shown in the table below) for each respective individual which they respectively have the right to acquire pursuant to (a) stock options that are currently vested or that vest within 60 days from February 29, 2008, (b) shares of unvested restricted stock subject to annual vesting over the next two years on each August 6 (except in the case of Mr. Cornelius whose shares vest annually over the next three years on each September 5), (c) shares of unvested restricted common stock that will cliff vest after four years of service, on January 3, 2010, (d) shares of unvested restricted common stock that will cliff vest after three years of service, on March 31, 2010, (e) shares of unvested restricted common  that will cliff vest after three years of service on March 31, 2011, and (f) shares of unvested restricted stock that vest upon the later of the officer reaching a retirement age between the ages of 60 and 65, depending on length of service, and the officer’s separation from the Company.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company, with the exception of the shares that cliff vest on March 31, 2011.  With respect to one-third of the restricted shares that vest annually, one-third of the shares that vest on March 31, 2010 and 2011, and all of the shares that vest upon retirement, delivery of the shares will not be made to the officer until that officer’s separation from the Company.  These amounts do not include any performance based shares as their issuance is dependent upon achieving certain performance criteria.

Officer	Stock Options (a)	Unvested Restricted Stock (Annual Vesting) (b)	Unvested Restricted Stock (Vesting on January 3, 2010) (c)	Unvested Restricted Stock (Vesting on March 31, 2010) (d)	Unvested Restricted Stock (Vesting on March 31, 2011) (e)	Unvested Restricted Stock (Retirement Vesting) (f)
Gareth Roberts	701,540	244,400	4,236	30,000	21,662	329,000
Phil Rykhoek	63,092	182,000	3,026	17,500	12,644	245,000
Ronald T. Evans	101,180	182,000	3,026	17,500	12,644	245,000
Robert Cornelius	—	75,000	—	5,562	12,644	—
Mark C. Allen	169,536	88,400	2,136	12,500	9,034	119,000

(8)          Includes 1,293,704 shares of common stock which the executive officers and directors as a group have the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from February 29, 2008, and 2,419,729 shares of restricted stock which vest over time.  These amounts do not include any performance based shares as their issuance is dependent upon achieving certain performance criteria.  The maximum number of shares that could be issued to executive officers pursuant to performance share awards is 382,596 shares.

(9)          Information based on Schedule 13G filed with the SEC on February 13, 2008.  Neuberger & Berman, Inc, claims sole power to vote or to direct the vote of 17,674,117 shares and shared power to vote or to direct the vote of 17,146,488 shares and shared power to dispose or to direct the disposition of 36,610,613 shares.

(10)    Information based on Schedule 13G filed with the SEC on February 14, 2008.  FMR LLC claims sole power to vote or to direct the vote of 1,058,980 shares and sole power to dispose or to direct the disposition of 15,908,880 shares.

MANAGEMENT

The names of our officers, the offices held by them and the period during which such offices have been held are set forth below.  Each officer holds office until his successor is duly elected and qualified in accordance with our Bylaws.

Name	Age	Position
Gareth Roberts	55	President and Chief Executive Officer
Robert Cornelius	53	Senior Vice President, Operations
Ronald T. Evans	45	Senior Vice President, Reservoir Engineering
Phil Rykhoek	51	Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Mark C. Allen	40	Vice President & Chief Accounting Officer
Dan Cole	55	Vice President, Marketing
Brad Cox	46	Vice President, Business Development
Ray Dubuisson	57	Vice President, Land
Charlie Gibson	49	Vice President, Reservoir Engineering
Barry Schneider	45	Vice President, Production and Operations

Set forth below is a description of the business experience of each of our officers other than Gareth Roberts.  See “Business to be Conducted at the Meeting - Election of Directors” for a discussion of the business experience of Gareth Roberts.

Robert Cornelius, Senior Vice President, Operations, is an engineer and is responsible for all aspects of production, drilling, facilities and operations and has over thirty years of relevant industry experience.  Before joining us in September 2006, Mr. Cornelius was Vice President of Operations with J.M. Huber Corporation, a large privately-owned company, beginning his employment there in 1982.  Mr. Cornelius graduated from The University of Texas with a Bachelor of Science degree in Petroleum Engineering in 1977.

Ronald T. Evans, Senior Vice President, Reservoir Engineering, is a registered Professional Engineer who joined us in September 1999. Before joining Denbury, he was employed as a manager with Matador Petroleum Corporation for 3 years and employed by Enserch Exploration, Inc. for 12 years in various positions. Mr. Evans received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1984 and his MBA from the University of Texas at Dallas in 1995.  Mr. Evans also serves as a director of Genesis Energy, L.P.

Phil Rykhoek, a Certified Public Accountant, is Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Denbury.  Before joining us in June 1995, Mr. Rykhoek was co-founder and an executive officer of Petroleum Financial, Inc. (“PFI”), a private company formed in May 1991 to provide accounting, financial, and management services on a contract basis to other entities.  While at PFI, Mr. Rykhoek was also an officer of Amerac Energy Corporation, where he had been employed in various positions for eight years, most recently as Vice President and Chief Accounting Officer.  Mr. Rykhoek also serves as a director of Genesis Energy, L.P.

Mark C. Allen, a Certified Public Accountant, is Vice President and Chief Accounting Officer.  Mr. Allen joined us in April 1999 as Controller and Chief Accounting Officer. Prior to joining Denbury, Mr. Allen was Manager of Financial Reporting for ENSCO International Incorporated from November 1996 to April 1999. Prior to November 1996, Mr. Allen was a manager in the accounting firm of Price Waterhouse LLP.  Mr. Allen also serves as a director of Genesis Energy, L.P.

Dan Cole, Vice President, Marketing, joined us in October 2006.  Prior to joining Denbury, Mr. Cole was Director of the Mississippi/Alabama Business Unit for Plains Marketing, LP, since April 2004, and Manager, Gulf Coast Region for EOTT Operating, for the prior eight years before being acquired by Plains Marketing.  Mr. Cole has 26 years of marketing, transportation and supply experience in the natural gas and crude oil industry.  Mr. Cole received his Bachelor of Business Administration degree from Texas A&M University in 1974.

Brad Cox, Vice President, Business Development, a registered Professional Engineer, joined us in January 1999 and was appointed Vice President in August 2007.  Prior to joining Denbury, Mr. Cox was employed with National Energy Group for two years where he was responsible for reserves and acquisitions and employed by Enserch Exploration, Inc. for 11 years in various onshore and offshore engineering positions.  Mr. Cox received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1985.

Ray Dubuisson, Vice President, Land, joined us in July 2002.  Prior to joining Denbury, Mr. Dubuisson was a practicing oil and gas attorney in the Houston area primarily involved in exploration and production transaction work, preparation of title opinions, and negotiation and preparation of acquisition and divestiture agreements. He is licensed to practice law in the State of Texas, and has previously served as Vice President of Land for Weber Energy Corporation and Quanah Petroleum in Dallas, as Gulf Coast District Land Manager for Aminoil in Houston, and as Landman for Chevron in New Orleans.

Charlie Gibson, Vice President, Reservoir Engineering, a registered Professional Engineer, joined us in September 2002 and was appointed Vice President in August 2007.  Prior to joining Denbury, Mr. Gibson was employed as a manager with Coho Resources for six years and employed by Oryx for 14 years in various reservoir and production engineering positions.  Mr. Gibson received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1981.

Barry Schneider, Vice President, Production and Operations, joined us in September 1999 and was appointed Vice President in August 2007.  Prior to joining Denbury, Mr. Schneider was employed as a production engineer for Wiser Oil for six years and by Conoco for nine years in various production, engineering and operation positions.  Mr. Schneider received his Bachelor of Science degree in Natural Gas Engineering from Texas A&M-Kingsville in 1985.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and Company performance targets and goals.  These targets and goals are disclosed in the limited context of Denbury’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Denbury specifically cautions investors not to apply these statements to other contexts.

Objectives and Philosophy.  Our compensation policies are designed to ensure that salary levels and compensation incentives attract and retain top level individuals in key positions and are commensurate with each individual’s level of executive responsibility, the type and scope of our operations, and our Company-wide financial condition and performance.

Our overall compensation philosophy is that:

•                  we pay base salaries at the level to attract and retain outstanding talent, generally targeted at the median salaries of comparable companies;

•                  long-term incentives are the main focus of executive compensation;

•                  we encourage all employees to be stockholders to better align their interests with those of our stockholders; and

•                  we reward employees primarily for the effort and results of the team or Company as a whole, rather than compensating only for individual performance.

The components of our Company-wide compensation consist of:

•                  competitive base salaries;

•                  a bonus plan for all employees;

•                  long-term awards for all employees, but with higher amounts for the professionals;

•                  restricted stock, a portion of which is performance-based, to our officers; and

•                  a stock purchase plan for all employees.

We believe that our overall program has proven to be an effective retention and motivation tool for our employees and management as evidenced by our low employee turnover ratio and our company’s performance during the last five years as compared to our peers (see our stock performance chart on page 40).  In spite of the highly competitive environment that currently exists in our industry and the demand for experienced personnel, our turnover rate has averaged only approximately 5% per year during the last two years, excluding involuntary terminations.

We do not have a policy providing for specific compensation penalties if we were to be required to restate our financial statements.  Such an event would likely result in a downward adjustment to our performance awards, not to exceed 25%, based on the subjective review by the Compensation Committee of our Board of Directors (the “Committee”) (see “Performance-based shares” below), and likely reduce our subjective cash bonuses awarded by the Committee each year which considers overall company performance.  A restatement would also affect the value of the equity awards granted to our employees pursuant to our stock purchase plan and 2004 Omnibus Stock and Incentive Plan (“Stock Plan”).

Peer Comparison.  To assist us in establishing our “targeted overall compensation”, we have used a combination of a broad-based industry survey and data obtained by a review of proxy materials for a more limited set of our peer companies.  For years, management has used what we believe to be one of the more complete compensation surveys for our industry, which is prepared by Effective Compensation, Incorporated (“ECI”), selected primarily because of its extensive listing of both employee positions and industry entities.  The most recent March 1, 2007 survey included compensation data from 112 exploration and production entities.  In addition to reviewing the overall data from the 112 entities, management selected a subset of 22 peer group companies as a separate report from ECI, principally based on similar market capitalizations.  Due to the comprehensive nature of the ECI survey, we primarily use it to compare the base salaries, bonuses and long-term compensation of our employees, as the survey includes almost all types of positions for an oil and natural gas exploration and production company.

When the Committee reviews overall compensation for our executive officers, it reviews the data furnished by ECI, but tends to rely more heavily on compensation data extracted by them from peer proxy materials, as the proxy materials include data regarding stock and long-term compensation, the primary focus and emphasis of our executive compensation program.  During the last three years, this peer group has included between 13 and 16 companies.  Our most recent compensation review in the fall of 2007, included proxy data for 15 peer companies:  Berry Petroleum, Cabot Oil and Gas, Cimarex Energy Company, Comstock Resources, Encore Acquisition, Forest Oil, Newfield Exploration, Pioneer Resources, Plains Exploration and Production Company, Quicksilver Resources, Range Resources, Southwestern Energy, St Mary Land, Swift Energy, and Whiting Petroleum.  These companies were chosen because they are all independent exploration and production companies and generally have a similar market capitalization.

Compensation Consultant.  The Committee engaged the Wilson Group, Inc. and Linkage Incorporated as independent compensation consultants in late 2007 to perform an assessment of executive compensation in our market.  The consultants reported directly to the Chairman of the Compensation Committee.  The Committee determined the scope of the requested services, and the Committee had the sole responsibility to hire, fire and approve fee arrangements for the consultant.  The consultants’ primary role was to review and analyze the data, peer group, and other information gathered for the Committee, and to report to the Committee as to whether or not the proposed compensation package was reasonable and within appropriate parameters of our peer group companies.  Their conclusion was that the compensation package given the executive officers as part of the year-end 2007 review was reasonable.

Targeted Compensation.  Our 2007 peer group review included an analysis of five major components:

(i)             base salary,

(ii)          cash bonuses,

(iii)       restricted stock grants,

(iv)      stock options or SAR grants, and

(v)         compensation in the event of a change of control.

The Committee compared the total compensation paid to executives of our peer companies with the compensation of our executive officers, with a goal to pay around the median amounts for base salary and in overall total compensation, with the primary focus on long-term incentives.

Consistent with the Company’s overall emphasis on team work, our senior management generally functions as an executive committee:  we have created what we describe as an “Investment Committee”

which consists of our President and CEO, the three senior Vice-Presidents and one other Vice President, our five Named Executive Officers.  This group reviews and approves almost all significant corporate decisions as a group.  Thus we believe we operate on a less pyramidal basis than do most of our peers.  Consistent with this approach, compensation of our senior management is more consistent among this group than at most of our peers and there is less variance between our CEO’s salary and other senior management.  When we compare our senior management’s compensation to that of our peer group, we compare compensation more on an aggregate basis than on an individual basis.  In practice, this means that we compare the total aggregate compensation for our Named Executive Officers to the aggregate compensation for the top five executives of our peer group, rather than comparing individual positions.  When we allocate the compensation within the Named Executive Officers, we have in essence, three second highest paid officers in that we compare the three Senior Vice Presidents compensation to that of the second highest paid person of our peer group, offset to a degree by lower than average compensation paid to our CEO.

Generally, we target our base salaries to be around one-fourth of our executives’ total compensation, with the remainder to be paid either through bonuses or long-term equity awards.  This means that all but executives’ base salaries will be based, as least to some degree, on Company performance.  Our compensation program also provides a mix of short-term and long-term incentives, with a heavier weighting towards long-term incentives.

Peer Comparison. The results of the Committee’s most recent compensation review, wherein we compared the compensation paid in 2006 to our current Named Executive Officers to that of our 15 member peer group, comparing the aggregate compensation of the top five reporting officers as described above, is summarized below, with each aspect of compensation discussed in more detail under the respective categories of compensation below.  Note that the columns for the peer group data do not add across as the analysis reflects the median of each column.

2006 Denbury and Peer Group Data

			Bonuses as
	Base	Cash	a percent	Total Equity	All Other	Total
(Amounts in thousands)	Salary	Bonuses	of Salary	Comp	Comp	Comp
Median of peer group	$1,593	$2,054	129%	$3,772	$356	$8,538

Denbury Totals	$1,514	$625	41%	$3,375	$174	$5,688

Denbury % to Peers	95%	30%		89%	49%	67%

While the above data was used as a guideline to determine our executives’ various aspects of compensation as discussed below, the information used is 2006 data, and therefore it is dated information.  It is not possible to determine how compensation changed in 2007 among our peer group as that data will not be available until all 2008 proxies are filed, and therefore, it is not possible to match the current median compensation of our peer group, even if desired, as the current compensation of our peers is constantly changing.

Short-Term Incentive Compensation.  Our short-term incentive compensation consists of annual cash bonuses for all employees (including executive officers).  As discussed in more detail below, our cash bonus determinations are made by our Committee subjectively, based on an overall retrospective evaluation of our corporate results.  We prefer having a portion of our compensation determined by subjective measures, as we believe that overly specific performance targets can cause an executive to focus solely on those targets and ignore other prudent operating and performance measures.  For example, companies can achieve production-based targets through uncontrolled and unreasonable costs.  Thus, while we endorse the concept of tying an executives’ compensation to performance, we limit the percentage of total compensation that is based on the achievement of specific, formula-based targets to between one quarter and one third of total compensation.  By further linking our executives’ cash bonuses to those of all our employees and Company-wide performance, we believe we are also building a more cohesive team of employees.

Long-Term Incentive Compensation.  Long-term compensation is a significant focus of our total compensation for all employees, and at an even higher level for our executives.  Our overall long-term program consists of deferred cash awards, stock appreciation rights payable only in stock, time-vesting restricted stock and for 2007 forward for our executives, performance-based restricted stock.  For our executives, our primary compensation and retention awards during the last four years have been in the form of restricted stock, most recently including performance-based restricted stock.  In our two most recent compensation reviews, including the latest in late 2007, we split restricted stock grants to our executives into two pieces; one-half of which was time-vesting restricted stock and other half performance-based restricted stock (based on the targeted level).  We believe equity awards for our executives align the interests of our executive officers (and all other employees) with our stockholders.  All equity based awards granted under our Stock Plan are designed to motivate employees to increase the value of the Company, and hopefully a commensurate increase in the market price of our shares, which benefits not only the employee but the Company’s stockholders.  Because stock price is the primary measure that stockholders use to measure our performance, we believe that it is the best measure of compensation for our executives and is an important way to measure our executives’ performance.

In addition to being performance based, our equity awards to executives are long-term in nature.  While the most recent annual recurring long-term awards generally vest three years from the date of grant, the grant of restricted stock awarded to our executives during 2004 (the most significant grant to our executives to date) vests over an even longer period of time, an average of 14 years for the then named executive officers, except in the case of death, disability or change of control.  The 2004 awards were split into two pieces; 65% of which vests 20% per year over five years and the remaining 35% vests upon retirement (as defined, but no earlier than age 60).  Since these 2004 awards have not completely vested, they represent a significant portion of the equity compensation disclosed in our compensation tables.  Furthermore, our executives must retain at least one-third of their vested shares until their separation from the Company.  These provisions are intended to minimize any potential economic benefit to an executive arising from short-term movements in our stock price.

In order to create additional performance incentives, one-half of our restricted stock grants made in January 2007 and 2008, as part of our two most recent compensation reviews, were in the form of performance-based restricted stock (see “Performance shares” below). Our goal was to select performance objectives that would not be significantly affected by commodity prices, or if so influenced, we chose as our measurement criteria comparisons to our peer group who theoretically would be subject to the same market influences on their performance.  Further, we have employed four different performance objectives so as to avoid manipulation of the targets by our executives as discussed above.

We believe that the combination of base salaries, discretionary annual bonuses, cliff-vesting restricted stock and performance-based restricted stock provides a proper balance of compensation between short-term and long-term awards and between cash and equity awards, with over half the target related to long-term equity awards, an important part of our plan.  All of our equity awards align our executives’ objectives with those of our stockholders, and approximately one-half of those equity awards are further tied to specific corporate performance objectives.  A significant portion of total compensation (cash bonuses) is determined based on subjective performance measures, assuring that our executives focus on the entire business and not just isolated narrow statistical categories.

Base Salaries.  We strive to provide our senior management with a level of assured cash compensation in the form of base salaries that are appropriate given their professional status and accomplishments.  We believe that base salaries should generally target the median salaries of our peer companies.  Because of our Company’s emphasis on team work, as discussed under “Targeted Compensation”, we review and set base salaries for our senior management more from a group basis than from an individual basis, and have in essence, three officers that are paid based upon the base salary level of the second highest paid person of our peers, offset to a degree by lower than median compensation paid to our CEO. While there is a distinction between the base salaries of our CEO, our three senior vice presidents and our other two levels of vice presidents, to account for the varying levels of responsibility, the base salaries among the members of each group or level are either identical or very similar.  We do this to further emphasize our team approach and as such, seldom make distinctions for individual performance, experience or expertise among those individuals in the same levels within our executive group.

Based on the comparative peer compensation data referred to above, in setting 2008 base salaries, the Committee concluded that the base salaries of the executive officers would be roughly in line with the median base salaries of the 15-company peer group if a 3% base salary increase effective January 1, 2008 was granted to all the officers.  This increase is in addition to a 2% pay raise given to all employees of the Company effective July 1, 2007 in order to remain competitive with industry compensation levels.  As noted in the summary comparison table above (see “Targeted Compensation — Peer Comparison”), the executive officers were five percent below the median of the peer group during 2006, and while it is unknown what the median salary increases were for 2007, we assume that we will remain reasonably close to the median with our five percent salary increase.  This increase for executive officers compares to an overall average raise given to all employees of approximately 6.0%, including both the mid-year raise and raise effective January 1, 2008.  This resulted in a base salary for our President and CEO of $474,760 effective January 1, 2008, base salaries of $323,741 for each of our three senior vice-presidents and $266,406 for Mr. Allen, our next highest paid vice-president.

Cash Bonus Plan.  Since 1995, we have had a practice of paying cash bonuses to all of our employees each year except in 1998 (the only year in which we had a significant net loss), when no bonuses were paid to employees.  There is no formal bonus plan, nor any written formulas for determining bonus amounts.  Because the decision to pay bonuses and in what amounts is determined by our Committee on a Company-wide basis executive officers receive bonuses only if all other employees receive bonuses.

Our current practice used for 2007 bonuses, which is subject to review and change each year by our senior management and our Committee, includes five different levels for bonus compensation purposes, three of which are related solely to salary level.  The remaining two levels include our corporate officers.  At the first bonus level, which includes all employees, bonuses generally have ranged from zero to ten percent of base salaries, although in 2004, bonuses paid at this and all other levels were twenty-five percent higher than the normal top range.  There is an additional bonus layer for all employees in the next second higher salary level, which generally includes the professional group (such as geologists, geophysicists, accountants, and engineers), whereby these employees may receive an additional level of bonuses of up to ten percent of base salaries, for a total cash bonus ranging from zero to 20%.  Those in the third or highest salary level, which generally includes the higher level professionals, technical experts, supervisors and managers, can receive an additional bonus equal to 15% of base salary, for a total cash bonus ranging from zero to 35%.  Lastly, we have two tiers for our corporate officers (the fourth and fifth levels).  Our corporate officers that are not part of the Investment Committee are eligible to receive an additional level of cash bonuses, for a total cash bonus ranging from zero to 70% and our Investment Committee / Named Executive Officers are eligible to receive a total cash bonus ranging from zero to 100% of base salary.  All cash bonuses are paid at the same level within each respective targeted range for all employees, including the officers (i.e. if bonuses are paid at the middle of the range for one group, all other groups, including the Named Executive Officers, also receive bonuses at the middle of the targeted range).  Additionally, we have paid a Christmas bonus to all employees each year that is equivalent to one week of each employee’s base salary.

Since this cash bonus practice began in 1995 and prior to 2007, we paid cash bonuses ranging from 0% to 50% of base salary to our executive officers, based on a retrospective subjective evaluation of our corporate results for that year, as determined by our Committee.  However, during our compensation review in 2007, we noted that cash bonuses to the executives were only 30% of the median of our peers based on the results of our peer comparison (see “Targeted Compensation — Peer Comparison”).  Therefore, even though the primary focus of the compensation review is to compare total compensation, the Committee determined that they should significantly adjust the cash bonus range for our executives in order to be more competitive and comparable to the peer group.  As such, the upper end of the bonus range was increased up to a maximum of 100% of base salary, an increase from the prior maximum of 50%.

Bonus determinations are made by our Committee subjectively, not based on arithmetic methods, formulas or specific targets, but based on an overall retrospective evaluation of our corporate results, taking into account a wide range of both non-numeric measures and financial and operational results, which measures and results are not determined until the year has concluded.  Any measure that might be considered to determine whether or not an oil and gas company had a good year (or other measures of success or failure) is a possible consideration by the Committee.  These measures have historically included an evaluation of production levels, stock performance, achievement of acquisition or disposition goals, completion of significant transactions, completion of significant projects (such as software systems or significant construction projects), operating and administrative expense levels as compared to budget, capital expenditures as compared to budget, and the changes in our proved, probable and possible reserves for that period as compared to costs incurred.  As our Committee’s decisions are subjective evaluations made on an overall basis, it is not possible to determine how these measures are weighted or evaluated by the Committee.

Our Committee recommended that bonuses for 2007, paid in early 2008, be awarded at the 100th percentile of the bonus range.  The Committee noted that our stock price during the year had been one of the best performers in our industry, that our production results exceeded expectations, that we had acquired additional potential tertiary properties during 2007 to supplement our expansion plans into South Texas, that we had record earnings and cash flow during 2007, that there were no significant issues during the year with regard to corporate governance, safety and environmental issues, that we had successfully disposed (or had a contract to do so as of the time of the review) of our Louisiana properties, and that we continued to have low employee turnover in a very competitive industry.  While these are all positive events, the Committee noted that our costs had risen faster and higher than originally expected.  The Committee acknowledged that many of these factors were related to cost inflation and a general shortage of products and services in the industry and thus, to some degree, were not within management’s control.  In looking at management’s and the company’s overall performance, the Committee concluded that 2007 was overall, an excellent year, and that it would be appropriate to pay bonuses at the 100th percentile.

As a result, the Committee recommended a bonus award for 2007 equal to the 100th percentile of the normal bonus range for each targeted bonus level, or a total of 70% of base salaries for the non-investment committee officers and 100% of base salaries for the Named Executive Officers (i.e. all employees received bonuses at the 100th percentile of their respective targeted level).  Our Committee recognized that even though the cash bonus for the Named Executive Officers was increased in 2007 to 100% of salary, our executive cash bonuses were still below the median cash bonuses granted across the 15-company peer group which averaged 129% of salary in 2006, as noted in the summary comparison table above (see “Targeted Compensation — Peer Comparison”).  However, they concluded that the combined overall compensation package of salary, bonus and long-term incentives (see “Long-term awards — restricted stock” below) for our executives would generally be near the median of the peer group compensation package, and in keeping with our corporate philosophy of emphasizing long-term incentives, concluded that the cash bonuses allocated to the Named Executive Officers were appropriate.

Stock Purchase Plan.  To encourage stock ownership in the Company by all of our employees and to better align our employees’ interests with those of our stockholders, we have a stock purchase plan which allows all employees to contribute up to 10% of their base compensation with the Company matching 75% of such contributions, more generous with regard to company matching or stock discounts than the typical employee stock purchase plan.  The combined funds are used at the end of each quarter to purchase common stock at the then current market price.  In addition, we pay the income tax on the matching portion for employees who are below a certain salary threshold, those generally being the group one employees (see “Bonus Plan” above) that are not in the professional group. The stock purchase plan requires each employee to hold these shares for a minimum of one year before disposition.  The Named Executive Officers received approximately 6% of the total Company matching compensation during 2007.  The Named Executive Officers have the same limitations and rights under the plans as do our other employees.

Long-term awards - overall program.  Prior to December 2005, our only long-term incentive grants were stock options, except for one grant of restricted stock to each officer (8 individuals) and non-employee directors (6 individuals) between August 2004 and January 2005.  At our December 15, 2005 board meeting we modified this practice and beginning January 1, 2006 replaced stock options with a combination of deferred-payment cash awards made outside our 2004 Stock and Omnibus Plan, stock appreciation rights payable in stock (“SARs”), and time-vested shares of restricted stock issued pursuant to the Plan.  We completely replaced the use of stock options with SARs effective January 1, 2006 because SARs are less dilutive to our stockholders and provide an employee essentially the same economic benefits as stock options.

Our new employees receive long-term incentive awards (“Awards”) on their date of hire, with additional Awards to be granted each year as part of the annual review of compensation by our Committee.  An employee’s initial Award generally vests 25% per year over a period of four years, while annual Awards generally cliff vest 100% four years from the grant date.  The goal of our long-term incentive program for all employees is to provide each employee with Awards that cliff vest each year.

Commencing with the 2007 compensation review, we reviewed all aspects of our employees’ compensation (including officers) and compared them to peer groups using surveys and/or publicly disclosed data, including base salary, cash bonuses and long-term awards, valuing the long-term awards as expensed in financial statements.  We then adjusted each individual’s compensation package so that they were generally in line with the median of industry peer groups for the three main categories, cash, cash bonuses and long-term compensation, pricing the new awards in generally the same manner as they will be expensed in our financial statements.  We also determined that we would allocate the long-term award grants at year-end 2007, as well as future grants (subject to future review and changes but at least during 2008), using the following allocations, which increase the percentage allocated to equity as base salary levels increase.

Tier I employees	75% deferred cash / 25% SARs
Tier II employees	33% deferred cash / 67% SARs
Tier III employees	20% deferred cash / 40% SARs / 40% restricted stock
Officers	50% restricted stock / 50% performance-based shares

Long-term awards - restricted stock.  Prior to 2004, our executive officers participated in the long-term Awards discussed above, generally relative to other employees in proportion to the relative bonuses (see “Bonus Plan” above).  During 2004, our Committee recognized that the value of these long-term awards was significantly below the long-term incentives being granted to executives of our peer companies, and when combined with lower than average cash bonuses as compared to our peers, resulted in compensation for our executives that was significantly below the average of our peer group.  Therefore, following approval of the Stock Plan in May 2004, our Committee evaluated the issuance of restricted stock to our then existing officers.  Our Committee concluded that this additional incentive for executives was necessary (i) in light of our executives’ compensation compared to their peers, (ii) to further emphasize long-term incentives that are consistent with the interests of our stockholders, and (iii) to more closely match their compensation to overall Company performance. Our Committee elected to grant shares of restricted stock at that time that vested over a long-term period and further required that the officers retain a significant portion of any restricted stock they received as long as they are employed by the Company.  Our Committee imposed the following vesting restrictions on those shares: i) 65% of the shares would vest 20% per year over five years and, ii) 35% of the shares would only vest upon retirement (as defined in the plan, but in no case prior to age 60).  With respect to the 65% of the shares that vest over five years, on each annual vesting date, 66-2/3% of the vested shares could be delivered to the officer, with the remaining 33-1/3% retained and held in escrow until the officer’s separation from the Company.

Because of the unusually large grant to our executives in August 2004 and its extended vesting period, they did not receive any further long-term compensation in 2005 or 2006, other than their proportionate allocation of long-term awards granted to all employees, adjusted for salary differences.  In the second half of 2006, our Committee met again to review our executives’ compensation, to consider whether additional long-term incentives would be appropriate given that the final portion of the 2004 restricted stock grants would vest in 2009 (excluding the 35% retirement portion).  Given our practice that each employee would always have four years of long-term incentives in front of them, which is a significant key retention element of our overall compensation program, it became apparent that our executives would not have a significant vesting element in 2010 after the last of the 2004 restricted stock grants vested.  Therefore in late 2006, the Committee authorized additional equity awards to our executive officers which would vest in March 2010 (after the end of the last vesting period of the 2004 restricted stock grants in August 2009, other than the retirement portion), 50% of which were time vesting restricted stock and 50% of which were performance-based shares (see discussion below).

In keeping with the concept of maintaining a regular schedule of long-term awards that vest each year (our key retention feature), the Committee reviewed the executives compensation again in late 2007 to determine the appropriate amount of long-term awards to issue.  For 2007, with the expanded disclosures required for public companies, the Committee was able to better review our executives’ total compensation as compared to that of our peer group (see summary table under “Targeted Compensation — Peer Comparison” above).  As the comparison indicates, the executives’ total compensation was only 67% of the median of its peers, well below the targeted amount.  Even with the salary increases and the increased cash bonuses, the Committee determined that total compensation for executives was still approximately $5.2 million below the median total compensation of the peer group.  The Committee concluded that they would grant an equity package with the same mix of awards as granted in the prior year (i.e. 50% time vesting and 50% performance-based shares), with a total value (based on the 100% performance target amount) of $4.3 million allocated among the executive group as noted below, approximately $0.9 million less than the median total compensation of the peer group.  The Committee concluded that it was appropriate to be approximately 10% below the median because (i) the officers could earn up to $2.1 million more than the targeted amount if the Company performed well pursuant to the provision in the performance-based shares that allowed executives to earn up to 200% of the targeted amount, and (ii) it was desirable and preferred by management that their compensation be reasonable, but less than their peer group, so that the gap between executive compensation and the Company’s other professionals was less than at other peer companies, in keeping with the team concept inherent in all of our compensation practices.  The dollar value and shares granted to each officer are disclosed below under “Equity Awards Granted January 2008”.

Once the target level for grants of long-term incentives had been set (as discussed above), our Committee evaluated the best way to make such grants, deciding to follow the same practice used for the prior year grants. Given that certain of our stockholders had previously requested that we use more performance-based awards and given the current market’s emphasis in that area, our Committee elected to split the proposed 2007 and 2008 grants into two pieces, one-half of which would be a time vesting restricted stock award which would cliff vest in three years (as discussed above), with the other half in the form of performance-based restricted stock.  Since our executives’ overall cash compensation (primarily cash bonuses) is less than that of our peers, our Committee concluded that it would be appropriate to grant one-half of the total long-term awards as time vesting restricted stock which would be more certain than performance-based awards.  This would more than compensate for the lower cash bonuses awarded to our executives, yet would better align the interests of our executives with those of our stockholders by granting compensation in the form of equity rather than paying cash.

Performance-based shares.  Our Committee determined that by granting approximately one-half of the 2007 and 2008 equity awards in cliff vesting restricted stock those awards would not significantly exceed the Section 162(m) tax limitation for the most part, which specifies that any compensation paid to an executive in excess of $1 million is not deductible by a corporation.   Since performance-based awards are exempt from this tax limitation, the balance of the equity awards could be granted in this manner at less cost to the Company than time vesting restricted stock because we could then maintain most, if not all, of our potential tax deductions.

The granted performance-based restricted stock will be earned (and eligible to vest) during the performance period depending upon the Company’s level of success in achieving four specifically-identified performance targets. Generally, one-half of the shares earnable under the performance-based shares will be earned for performance at the designated target levels (100% target vesting levels) or upon any earlier change of control (for certain officers), and twice that number of shares will be earned if the higher maximum target levels are met.  If performance is below designated minimum levels for all performance targets, no performance-based shares will be earned.  The targets chosen by our Committee are generally intended to be based upon controllable Company performance factors, which for the most part are intended to exclude the effect of changes in commodity prices. The Committee is authorized to change any of the terms or conditions of the Award in order to take into account any material unanticipated change in the Company’s operations, corporate structure, assets, or similar changes, but only to the extent such action carries out the original purpose, intent and objectives of the Award.

The performance targets consist of (i) comparisons of actual results to forecasted amounts, (ii) a relative comparison of our actual results to that of our peers, or (iii) a comparison of actual results to targeted amounts.  The targets cover four primary areas: (i) tertiary oil production (ii) total corporate production, (iii) the total of finding and development costs, general and administrative costs and operating expenses on a per unit basis, and (iv) reserve replacement percentages.  The calculation is done by reviewing each measure, determining the appropriate number of points for each measure based on the actual results as indicated in each table below, and adding them up.  In the aggregate, the potential points earned range from zero to 200 which correspond with a vesting from zero percent to 200% of the targeted shares.  The measurement period is 2007, 2008 and 2009 for the awards granted in January 2007 and 2008, 2009 and 2010 for the awards granted in January 2008.

In addition to the specific performance measures outlined below, our Committee will have the discretion to reduce the number of performance-based shares otherwise earned by up to 25% based on other factors, which include their review of our Company’s corporate governance, environmental and safety compliance, debt levels, and other discretionary factors, but will not have the discretion to increase the awards.

The tertiary oil production performance measure compares our actual tertiary production to the budgeted amounts over the three year measurement period.  The computation is measured as a percentage, computed by dividing the actual tertiary production by the forecasted amounts.  Points are earned as follows:

	Tertiary Production Percentage	Performance Percentage Points
A.	110% or more	60
B.	105% to 109.9%	50
C.	100% to 104.9%	40
D.	95% to 99.9%	30
E.	Less than 95%	0

The total corporate production measurement is very similar to the tertiary production measure in that it compares our actual total corporate production to budgeted amounts over the three year measurement period.  Because this measure is based on a larger number, with a one percent variance representing a larger absolute amount, the range of percentages used in this comparison is tighter.  The computation is measured as a percentage, computed by dividing the actual corporate production by the forecasted amounts.  Points are earned as follows for this measure:

	Average Annual Corporate Production Percentage	Performance Percentage Points
A.	105% or more	45
B.	102% to 104.9%	35
C.	100% to 101.9%	25
D.	97% to 99.9%	15
E.	Less than 97%	0

The third measure compares our costs to those of our peers.  Costs are defined to include finding and development cost, operating costs and general and administrative expenses, all expressed as a cost per BOE of production over the aggregate three year period.  The computation envisions ranking us versus our peer group, expressed as a percentage, with the lowest cost per BOE being the best.  For example if our costs are the third lowest of the group of twelve companies, our ranking would be 75%, qualifying us for 40 points in the table below.  Our peer group for this analysis is slightly different than the peers used for our compensation comparison, as the Committee believed it more appropriate to include peers that had significant oil production and reserves (as does Denbury) as opposed to natural gas production and reserves, because the operating costs for oil and natural gas can differ substantially.  The peer group in this case includes Pioneer Resources, Encore Acquisition, Swift Energy, Newfield Exploration, St. Mary Land, Forest Oil, Berry Petroleum, Plains Exploration, Cimarex Energy, Cabot Oil and Gas and Whiting Petroleum.  For this measure, points are earned as follows:

	Peer Group Efficiency Percentage	Performance Percentage Points
A.	81% to 100%	50
B.	66% to 80%	40
C.	50% to 65%	30
D.	26% to 49%	20
E.	Less than 26%	0

The final measure compares our actual reserve replacement percentages to targeted amounts.  For this measure, points are earned as follows:

	Reserve Replacement Percentage	Performance Percentage Points
A.	300% or more	45
B.	200% to 299%	35
C.	150% to 199%	25
D.	100% to 149%	15
E.	Less than 100%	0

We believe that it will be difficult to significantly exceed the targeted amounts of these performance measures, as to do so would require us to perform at or above 100% of our forecasts or budgets in every area.  This would be difficult to achieve, as our forecasts assume a high level of efficiency.  For instance, although 2007 was only one year of the initial three year performance period and the calculations are not completed, particularly the discretionary portion which is determined by the Committee in their sole discretion (see below paragraph), it appears that the Company’s 2007 performance will likely be around 125%, a year which was considered to be an excellent year (see “Cash Bonuses” above).  Since the performance measures cover the three primary focal points of our business, those being production, reserves and cost, exceeding our targets in all three of these areas becomes even more difficult.  Our forecasts and budgets are not designed to be easy targets as our production target for 2008 represents a 25% increase in our average daily production rate over 2007 levels.  These targets are achievable, but require that work be completed on schedule and within forecasted amounts, and to significantly exceed those forecasts is not considered likely, particularly in our current industry operating environment where goods, services, and personnel are in limited supply. Even if we are able to exceed our forecasts, there is likely to be an error factor in our projections as certain things, like production, are difficult to predict with absolute certainty.  However in this case, we believe that our projections could be inaccurate in either direction with approximately the same probability.

Each of the target levels will be determined and defined by our Committee, based upon year-end forecasts or levels (for example, year-end 2007 reserves will serve as the baseline for the reserves replacement target for the awards granted in January 2008), and in the case of peer group measures will be based upon publicly available information for those peers.  Achievement of discretionary factors and confirmation of performance levels will be determined by our Committee.  Any portion of the performance shares which are not earned by the end of the three year measurement period will be forfeited.  In certain change of control events, the target level amount of the performance-based shares would vest if the change of control provision is included in the grant for that officer (see “Change of Control and Severance Benefits” below).

Equity Awards Granted January 2008.  During December 2007, the Committee agreed to grant our officers shares to be issued on January 7, 2008, valued at the dollar values shown below on the date of grant, with determination of the number of shares to be granted computed by dividing the total dollar value by the closing price of the Company’s stock on Friday, January 4, 2008, as quoted on the New York Stock Exchange (the “Market Price”), rounded to the nearest whole number of shares:

	Total Dollar Value	Shares of Time Vesting Restricted Stock	Shares of Performance- Based Stock (target amount)
Gareth Roberts	$1,350,000	21,662	21,663
Phil Rykhoek	788,000	12,644	12,645
Tracy Evans	788,000	12,644	12,645
Robert Cornelius	788,000	12,644	12,645
Mark Allen	563,000	9,034	9,034
Dan Cole	450,000	7,221	7,221
Ray Dubuisson	450,000	7,221	7,221
Brad Cox	(1)	4,223	4,224
Charlie Gibson	(1)	4,291	4,291
Barry Schneider	(1)	4,291	4,291

(1) A full year’s $450,000 amount was pro-rated for the length of time during 2007 during which these three individuals were officers of the Company and combined with the awards they would have received as a non-officer.

All of the above described equity awards will cliff vest on March 31, 2011, unless vested earlier due to death, disability, or retirement as defined in the Plan or unless vested earlier due to a change of control as defined in the Plan, but vesting on a change of control will apply only to shares issued to Messrs. Cole, Cornelius, Cox, Gibson and Schneider.

The Committee made the additional following determinations with regard to the grants of shares of restricted stock:

•                  that each officer be required to hold one-third of all vested shares until they are no longer employed by the Company;

•                  that time vesting restricted shares be considered issued and outstanding upon issue but held by the Company’s transfer agent until vesting has occurred;

•                  that performance shares not be considered issued and outstanding until vesting has occurred; and

•                  that all equity awards be pro-rated, as necessary, for the length of time each employee was an officer of the Company during 2007, and in the case of those officers, as indicated above, who were not officers for the entire year, that they be compensated for the period during which they were not officers by granting them the equivalent value that other non-officer employees have been previously authorized to receive, based on their base salary, but that such value be converted into restricted share awards using the Market Price and combined with the pro-rated equity awards as set forth above.

•                  that although we have never paid dividends on our stock, if we were to do so in the future, the holders of the restricted stock would not be paid dividends until the shares have vested.

Change of control and severance benefits.  Our senior management and other employees have built Denbury into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control.  Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with theirs, and providing change of control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders.  This desire was part of the reason that we issued significant amounts of restricted stock to senior management in 2004 with long-term vesting provisions, including 35% of such awards that would not vest until retirement, or upon a change of control, death or disability (see “Long-term Awards - Restricted Stock” above).  The dollar value relating to these grants was determined to be reasonable based on the Board of Directors general knowledge of the industry and amounts that had been paid to other executives upon a change of control.  The estimated dollar value of the 2004 grants based on the date of grant (before any tax reimbursements), all of which contained change of control provisions, was approximately $4.7 million for Mr. Roberts, $3.5 million for Messrs. Evans and Rykhoek, and $1.7 million for Mr. Allen.  While 65% of these grants would vest over a period of five years and thereby reduce the potential change of control benefits, it was assumed that the portion that vested would likely be replaced with subsequent grants and therefore the executives would have reasonable ongoing change of control protection.

As a result of the strong performance in our stock price over the past three years, the value of the shares issued to the Named Executive Officers in 2004 have increased six times from the date of grant to December 31, 2007.  Therefore, the dollar amounts that would be paid in a change of control have increased far beyond the amounts that were originally intended.  As such, the change of control provision related to the new equity awards granted in January 2008 to those executives that also had restricted stock from the 2004 grants (see above), of which over 60% was still unvested, was eliminated.  The Committee noted that the current payments in the event of a change of control were significantly in excess of the median of the peer group, and therefore it was inappropriate to include additional change of control provisions for those executives.  For the Named Executive Officers, only Mr. Cornelius retained the change of control provision in the January 2008 grants as Mr. Cornelius was not employed by Denbury in 2004.

We do not have any pre-defined severance benefits for our executive officers, except in the case of a change in control.  In the case of a change of control event, we have two benefits for our employees and management:  (i) our cash severance protection plan that was adopted in December 2000, and (ii) immediate vesting of all long-term awards (excluding the January 2008 awards for certain officers — see discussion above).  Under the terms of our severance plan, an employee is entitled to receive a severance payment if a change of control occurs and the employee is terminated within two years of that change (i.e. a “double trigger” award).  The severance plan will not apply to any employee who is terminated for cause or by an employee’s own decision for other than good reason (e.g., change of job status or a required move of more than 25 miles). If entitled to severance payments under the terms of the severance plan, the Chief Executive Officer and other members of our Investment Committee (three Senior Vice Presidents and one other Vice President) will receive three times their annual salary and bonus, all of our other officers will receive two and one-half times their annual salary and bonus, certain other members of management will receive two times their annual salary and bonus, and all other employees will receive between one-third to one and one-half times their annual salary and bonus depending on their salary level and length of service with us.  All employees will also receive medical and dental benefits for one-half the number of months for which they receive severance benefits.

The severance plan also provides that if our officers are subject to the “parachute payment” excise tax, then the Company will pay the employee under the severance plan an additional amount to “gross up” the severance payment so that the employee will receive the full amount due under the terms of the severance plan after payment of the excise tax.

In addition to the severance plan, most of our long-term incentives and equity awards have change of control protection.  Therefore, upon a change of control, they would immediately vest.  In the case of our recently issued performance awards, they would vest at the target or 100% level in the event of a change of control with the exception of awards granted to certain officers as discussed above.

Based upon a hypothetical termination date of December 31, 2007, the change of control termination benefits for our named executive officers would have been as follows, assuming that the officers’

employment is terminated as a result of the change of control, but excluding the value of the stock options and SARs that were currently vested at that time (based on the closing stock price of $29.75 per share on that date).  The amounts shown below, except for the severance plan benefits and the healthcare and other insurance benefits, would also apply in the event of an officer’s death or disability:

	Severance Plan Payment	Healthcare and Other Insurance Benefits	Fair Market Value of Accelerated Equity Compen- sation (1)	Value of Accelerated Deferred Cash Awards (1)	Total Before Tax Gross-Up	Tax Gross-Up	Total Value	Portion of “Total Before Tax Gross- Up” Attributable to Increases in Market Value of Stock (2)
Gareth Roberts	$2,321,486	$92,047	$23,556,090	$68,777	$26,038,400	$5,421,498	$31,459,898	$19,829,556
Phil Rykhoek	1,591,072	65,055	16,233,138	49,127	17,938,392	4,483,745	22,422,137	13,594,140
Ronald T. Evans	1,591,072	91,291	17,111,441	49,127	18,842,931	4,632,768	23,475,699	14,472,443
Robert Cornelius	1,476,204	85,232	2,562,189	—	4,123,625	915,082	5,038,707	1,206,121
Mark C. Allen	1,309,292	89,653	9,272,692	34,688	10,706,325	2,559,363	13,265,688	7,871,612

(1)          In the event of a death or disability, all equity awards and deferred cash awards would vest, but all other amounts listed above such as severance, continuing insurance and tax gross-up would only be applicable in the event of a change in control as discussed above.

(2)          The majority of the potential change of control value in the above table relates to the fair market value of equity compensation that would be accelerated upon a change of control, which for the officers listed herein except for Mr. Cornelius, is primarily related to the restricted stock issued to them in August 2004.  On that date, our stock closed at $4.96 per share (on a split-adjusted basis).  Our stock price has increased six times since that August 2004 grant date to $29.75 per share as of year-end 2007 (the value used in the above table).  The amounts listed in this column represent the difference between the 2007 year-end market value of the restricted stock and the value on the date of grant, representing the appreciation in the market value of our common stock since the August 2004 issue date, plus for the stock options and SARs included herein, the market value increase in our common stock between the date of grant of such options and SARs and such market value as of December 31, 2007.

Perquisites and Other Benefits.  Our senior management participates in our benefit plans on the same terms as our other employees.  These plans include medical, dental, disability and life insurance, partially matching contributions to our 401(k) plan, and partially matching contributions to our employee stock purchase plan described above.

We also provide a ten-year-old automobile for our CEO and pay the monthly membership dues at golf clubs for certain of our executives, provided that they pay all or a portion of the upfront initiation fees. We provide the monthly golf club membership fees so that our executives have an appropriate entertainment forum for business associates.  The cost to Denbury of these benefits aggregated less than $10,000 in 2007 for each of the Named Executive Officers.

Our only retirement benefits are our 401(k) plan and a retirement vesting provision included in almost all of our equity awards. We do not have any pensions or post-retirement medical benefits.

Committee and Board Process.  The Committee has the responsibility and power to review and approve a general compensation program and salary structure for employees, to review the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluate his performance in light of these goals and objectives, and to determine and approve his compensation.  The Committee may delegate any of its responsibilities to subcommittees as it deems appropriate.  The Committee’s charter, which describes more fully the Committees’ responsibilities and powers, is available on our website, www.denbury.com.

During the fourth quarter of each year, the Investment Committee reviews the entire company’s compensation, based on recommendations from their subordinate managers and supervisors, and makes a proposal to the Committee.  Final review of this recommendation is made by the Committee at our regularly-recurring December committee and board meetings, although depending on the magnitude of the anticipated changes, there may be several Committee meetings and discussions with management in advance of the December meeting.  The Committee approves all compensation and long-term awards for all eight executive officers, considering the recommendation of the CEO with regard to compensation for the other executives.  Our Committee also reviews and approves our overall compensation programs for all employees or any significant changes to these programs.  This Committee is the administrator of all of our compensation plans (other than our 401(k) plan, health and other fringe benefit plans), including our 2004 Omnibus Stock and Incentive Plan under which all of our long-term equity awards are granted.   The Board of Directors reviews and ratifies the compensation package based upon a recommendation from the Committee. Following approval of the entire compensation program, at least for the last several years, salary increases have been made effective January 1st, bonuses are paid in early January, and the annual recurring long-term compensation awards are made effective the first business day of January.

Compensation Committee Report

The Compensation Committee of the Board is responsible for making recommendations to the Board regarding the general compensation policies of the Company, the compensation plans and specific compensation levels for officers and certain other managers.  The Committee also administers our stock option and stock purchase plans for all employees.

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this proxy statement.  Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K for its 2007 fiscal year, and the Board has approved that recommendation.

The Compensation Committee (as of December 31, 2007)
Gregory L. McMichael, Chairman
Ronald G. Greene
Wieland F. Wettstein

Summary Compensation Table

The following table sets out a summary of executive compensation for our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, and our next three most highly compensated executive officers for 2007 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	All Other Compen- sation (4) ($)	Total ($)
Gareth Roberts	2007	$456,413	$469,796	$1,080,511	$123,206	$48,421	$2,178,347
President and Chief	2006	399,401	165,036	824,478	157,975	42,632	1,589,522
Executive Officer

Phil Rykhoek	2007	311,230	320,356	717,019	88,006	37,347	1,473,958
Senior Vice President,	2006	285,323	117,898	567,712	110,659	34,076	1,115,668
Chief Financial Officer
and Secretary

Ronald T. Evans	2007	311,230	320,356	683,606	88,006	37,347	1,440,545
Senior Vice President,	2006	285,323	117,898	534,299	110,659	34,076	1,082,255
Reservoir Engineering

Robert Cornelius (5)	2007	311,230	320,356	447,275	—	37,347	1,116,208
Senior Vice President,
Operations

Mark C. Allen (5)	2007	256,111	263,621	360,147	61,746	32,812	974,437
Vice President and Chief
Accounting Officer

(1)          Represents the amounts earned based on our performance for the year indicated, even though they are actually paid early in January of the subsequent year.  Bonuses also include a Christmas bonus that is equivalent to one week’s salary and which is paid to all employees.

(2)          Represents the amounts recognized for financial reporting purposes, in accordance with SFAS No. 123(R), for the year ended December 31, 2007, related to restricted stock awards made pursuant to our 2004 Omnibus Stock and Incentive Plan.  These amounts include awards granted during and before 2007 and reflect the proportionate amount of compensation for 2007 based on the time vesting terms of the awards and the fair value of the awards on the date of grant, which was the fair market value of Denbury’s common stock on the date of grant of each award.  Further discussion regarding the underlying awards is included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(3)          Represent the amounts recognized for financial reporting purposes, in accordance with SFAS No. 123(R), for the year ended December 31, 2007, related to stock option and stock settled stock appreciation right awards made pursuant to our stock incentive plans.  These amounts include awards granted during and before 2007 and reflect the proportionate amount of compensation for 2007 based on the time vesting terms of the awards and the fair value of the awards on the date of grant, which assumptions are included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(4)          Amounts in this column include (a) matching contributions by the Company to the Employee Stock Purchase Plan on each Named Executive Officer’s behalf, (b) matching contributions to the 401(k) Plan on each Named Executive Officer’s behalf, and (c) life and disability insurance premiums paid by the Company on each Named Executive Officer’s behalf:

	Stock	401(k)	Insurance
	Purchase Plan (a)	Plan (b)	Premiums (c)

Gareth Roberts	$34,231	$10,125	$4,065
Phil Rykhoek	23,342	10,125	3,880
Ronald T. Evans	23,342	10,125	3,880
Robert Cornelius	23,342	10,125	3,880
Mark C. Allen	19,208	10,125	3,479

The amounts above exclude deferred cash awards granted on January 3, 2006, which cliff vest 100% after four years, in the following amounts:  $68,777 to Mr. Roberts, $49,127 to Mr. Rykhoek and Mr. Evans, $34,688 to Mr. Allen.  All other compensation or perquisites for each Named Executive Officer was less than $10,000 in the aggregate.

(5)          Compensation information for Mr. Cornelius and Mr. Allen is only provided for 2007 because they were not Named Executive Officers in 2006.

2007 Grants of Plan-Based Awards (1)

			Estimated Future Payouts Under Equity			All Other Stock Awards; Number of Shares of		Grant Date Fair Value of Stock and
			Incentive Plan Awards			Stock or		Option
Name	Grant Date	Committee Meeting Date	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Awards (3) ($)
Gareth Roberts	1/2/2007	12/6/2006	—	30,000	60,000	30,000	(2)	$833,700

Phil Rykhoek	1/2/2007	12/6/2006	—	17,500	35,000	17,500	(2)	486,325

Ronald T. Evans	1/2/2007	12/6/2006	—	17,500	35,000	17,500	(2)	486,325

Robert Cornelius	1/2/2007	12/6/2006	—	5,562	11,124	5,562	(2)	154,568

Mark C. Allen	1/2/2007	12/6/2006	—	12,500	25,000	12,500	(2)	347,375

(1)          There were no non-equity incentive plan type awards or option awards granted in 2007; therefore, columns related to those types of awards have been omitted from the table above.

(2)          Represents restricted stock awards that cliff vest 100% on March 31, 2010.  The awards granted to Mr. Cornelius were pro-rated for the amount of time he was employed by the Company during 2006.

(3)          The grant date fair values of stock and option awards were determined in accordance with SFAS No. 123(R).  Assumes target vesting level of performance-based shares.  The assumptions made in the calculation of these amounts are included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2008.

2007 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not		Market Value of Shares or Units of Stock That Have
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		Not Vested ($)
Gareth Roberts	266,000			$1.0600	1/4/2009
	84,800			0.9950	1/3/2010
	74,800			2.3200	1/2/2011
	91,380			1.7725	1/14/2012
	91,228			2.8175	1/2/2013
		93,332	(1)	3.4125	1/2/2014
		80,220	(2)	6.9275	1/3/2015
		16,940	(3)	12.1900	1/3/2016
						244,400	(4)	$7,270,900
						329,000	(5)	9,787,750
						4,236	(6)	126,021
						30,000	(7)	892,500
						30,000	(8)	892,500

Phil Rykhoek	29,740			$2.8175	1/2/2013
		33,352	(1)	3.4125	1/2/2014
		57,300	(2)	6.9275	1/3/2015
		12,100	(3)	12.1900	1/3/2016
						182,000	(4)	$5,414,500
						245,000	(5)	7,288,750
						3,026	(6)	90,024
						17,500	(7)	520,625
						17,500	(8)	520,625

Ronald T. Evans	59,480			$2.8175	1/2/2013
		66,700	(1)	3.4125	1/2/2014
		57,300	(2)	6.9275	1/3/2015
		12,100	(3)	12.1900	1/3/2016
						182,000	(4)	$5,414,500
						245,000	(5)	7,288,750
						3,026	(6)	90,024
						17,500	(7)	520,625
						17,500	(8)	520,625

Robert Cornelius						75,000	(9)	$2,231,250
						5,562	(7)	165,470
						5,562	(8)	165,470

Mark C. Allen	1,200			$0.9950	1/3/2010
	38,800			2.3200	1/2/2011
	47,376			1.7725	1/14/2012
	35,492			2.8175	1/2/2013
		46,668	(1)	3.4125	1/2/2014
		40,140	(2)	6.9275	1/3/2015
		8,544	(3)	12.1900	1/3/2016
						88,400	(4)	$2,629,900
						119,000	(5)	3,540,250
						2,136	(6)	63,546
						12,500	(7)	371,875
						12,500	(8)	371,875

(1)          These options cliff vested 100% on January 2, 2008, four years after the date of grant.  In addition to the foregoing vesting provisions, all of these options vest upon death, disability, or a change in control of the Company.

(2)          These options cliff vest 100% on January 3, 2009, four years after the date of grant.  In addition to the foregoing vesting provisions, all of these options vest upon death, disability, or a change in control of the Company.

(3)          These stock settled SARs cliff vest 100% on January 3, 2010, four years after the date of grant.  In addition to the foregoing vesting provisions, all of these SARs vest upon death, disability, or a change in control of the Company.

(4)          These shares of restricted stock vest over two years on August 6th, of each of 2008 and 2009, at the rate of 122,200 shares per year for Mr. Roberts, 91,000 shares per year for Mr. Rykhoek and Mr. Evans, and 44,200 shares per year for Mr. Allen.  With respect to one-third of the shares that vest annually, delivery of the shares will not be made to the officer until that officer’s separation from the Company.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company.

(5)          These shares of restricted stock vest upon the later of the officer reaching a retirement age between 60 and 65, depending on length of service, and the officer’s separation from the Company.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company.

(6)          These shares of restricted stock cliff vest 100% on January 3, 2010.  In addition to the foregoing vesting provisions, all of these shares vest upon death, disability or a change in control of the Company.

(7)          These shares of restricted stock cliff vest 100% on March 31, 2010.  In addition to the foregoing vesting provisions, all of these shares vest upon death, disability or a change in control of the Company.

(8)          These shares are performance-based stock awards (target amount) that cliff vest on March 31, 2010 upon satisfaction of the performance criteria of the grant.  The actual award earned can range from zero to 200% of the targeted shares based upon the Company’s level of success in achieving four specifically-identified performance targets.  With respect to one-third of the shares that vest, delivery of the shares will not be made to the officer until that officer’s separation from the Company.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company.

(9)          These shares of restricted stock vest over three years on September 5th, of each of 2008, 2009 and 2010.  With respect to one-third of the shares that vest annually, delivery of these shares will not be made until that officer’s separation from the Company.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company.

Option Exercises and Stock Vested During 2007

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Gareth Roberts	195,892	(1)	$3,441,843	(1)	122,200	$2,425,670
Phil Rykhoek	47,112	(2)	769,924	(2)	91,000	1,806,350
Ronald T. Evans	99,516	(3)	1,685,443	(3)	91,000	1,806,350
Robert Cornelius	—		—		25,000	524,875
Mark C. Allen	21,788	(4)	584,946	(4)	44,200	877,370

(1)          Includes 131,712 shares acquired on exercise that were held and not sold, with an indicated value realized of $1,821,032.

(2)          These shares acquired on exercise were held and not sold.

(3)          Includes 49,516 shares acquired on exercise that were held and not sold, with an indicated value realized at $761,537.

(4)          Includes 10,000 shares acquired on exercise that were held and not sold, with an indicated value realized of $277,650.

Severance Protection Plan

In December 2000, the Board approved a severance protection plan for all of our employees.  Under the terms of the severance plan, an employee is entitled to receive a severance payment if a change of control in the Company occurs and the employee is terminated within two years of the change of control. The severance plan will not apply to any employee who is terminated for cause or by an employee’s own decision for other than good reason (e.g., change of job status or a required move of more than 25 miles). If entitled to severance payments under the terms of the severance plan, the Chief Executive Officer and our three senior vice presidents will receive three times their annual salary and bonus, all of our other officers will receive two and one-half times their annual salary and bonus, certain other members of management will receive two times their annual salary and bonus, and all other employees will receive from one-third to one and one-half times their annual salary and bonus depending on their salary level and length of service with us.  All employees will also receive medical and dental benefits for one-half the number of months for which they receive severance benefits.

The severance plan also provides that if our officers are subject to the “parachute payment” excise tax, then the Company will pay the employee under the severance plan an additional amount to “gross up” the payment so that the employee will receive the full amount due under the terms of the severance plan after payment of the excise tax.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about Denbury’s equity compensation plans as of December 31, 2007.

			Number of securities
			remaining available
			for future issuance
	Number of securities to	Weighted average	under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column a)
Plan Category	(a)	(b)	(c)
Equity Compensation plans
approved by security holders:

Stock Option Plan	8,288,300	$3.87	—

2004 Omnibus Plan	3,174,985	12.58	5,168,519

Employee Stock Purchase Plan	—	—	779,093

Equity compensation plans
not approved by security holders:

Director Compensation Plan	—	—	260,959
	11,463,285	$6.28	6,208,571

SHARE PERFORMANCE GRAPH

The following graph illustrates changes over the five year period ended December 31, 2007, in cumulative total stockholder return on our common stock as measured against the cumulative total return of the S&P 500 Index and the Dow Jones U.S. Exploration and Production Index.  The results assume $100 was invested on December 31, 2002, and that dividends were reinvested.

	December 31,
	2002	2003	2004	2005	2006	2007
Denbury	$100.00	$123.10	$242.92	$403.19	$491.86	$1,053.10
S&P 500	100.00	128.68	142.69	149.70	173.34	182.87
Dow Jones Exploration and Production	100.00	131.06	185.94	307.40	323.91	465.35

RELATED PARTY TRANSACTIONS

Two entities, Alpha Omega Partners and Icarus, Inc, which provide land brokerage services for us, are 50% owned by Mike Dubuisson, the brother of Ray Dubuisson, our Vice President of Land.  During 2007, we paid these entities a total of $4.0 million for their services, which we believe to be competitive with charges for these types of services from independent third parties in arm’s length transactions.

STOCKHOLDER PROPOSALS

All future stockholder proposals must be submitted in writing to Phil Rykhoek, Chief Financial Officer and Secretary, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024.  In order for a stockholder proposal to be included in the proxy materials for the 2009 annual meeting of stockholders, the proposal must be received by the Company no later than December 4, 2008.  These proposals must also meet other requirements of the Securities Exchange Act of 1934 to be eligible for inclusion.

The form of proxy for the annual meeting of stockholders grants authority to the persons designated therein as proxies to vote in their discretion on any other matters that come before the meeting, or any adjournment thereof, that are not set forth in our proxy statement, except for those matters as to which adequate notice is received.  In order for a notice to be deemed adequate for purposes of the 2009 annual meeting of stockholders, it must be received prior to February 17, 2009.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP was first appointed by the Audit Committee in May 2004 to audit the Company’s books for 2004 and has been re-appointed each year through 2007.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and/or to respond to appropriate questions.  The Audit Committee has recommended that PricewaterhouseCoopers LLP be re-appointed as auditor for 2008, subject to ratification by the stockholders.

Independent Auditor Fees

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2007 and 2006.

	2007	2006

Audit Fees (1)	$1,233,571	$1,102,976

Audit Related Fees	—	—

Tax Fees	—	—

All Other Fees (2)	1,599	1,599

Total	$1,235,170	$1,104,575

(1)          Audit fees consist of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal controls over financial reporting, required quarterly reviews, accounting consultations, as well as work only the independent auditor can reasonably be expected to provide, such as comfort letters, consents and review of documents filed with the SEC.

(2)          Fees associated with a license for accounting research software.

The Audit Committee Charter stipulates that the Audit Committee approve the fees to be paid to the independent accountants prior to the annual audit.  Additionally, all engagements for non-audit services by the independent public accountants must be approved prior to the commencement of services.  All fees paid to the Company’s independent accountants were approved by the Audit Committee prior to the commencement of services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require our executive officers and directors, and persons who own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and stock exchanges and to furnish us with copies.  Based solely on our review of the copies of such forms received by us, or representations made by the officers and directors to us, we are aware of one filing that was not timely made for each of Mr. Robert Cornelius and Mr. Dan Cole related to shares surrendered to the Company for tax withholding upon vesting of restricted shares and not timely reported on a Form 4, and for one filing for Mr. Tracy Evans who purchased shares through the exercise of stock options and not timely reported on a Form 4.

OTHER MATTERS

We know of no other matter to come before the annual meeting other than the matters referred to in the Notice of Annual Meeting.  However, if any other matter properly comes before the meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy.

All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers.  All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by such owner with the SEC.  The information contained in this proxy statement in the sections entitled “Compensation Committee Report,” “Share Performance Graph” and “Audit Committee Report” shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

We have provided to each person whose proxy is solicited hereby a copy of our 2007 Annual Report to stockholders for the year ended December 31, 2007, which includes the Annual Report on Form 10-K except for certain exhibits.  The Annual Report to stockholders does not constitute a part of the proxy soliciting material.  A copy of our Annual Report to stockholders or our Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained without charge by writing to Denbury Resources Inc., ATTN: Laurie Burkes, Investor Relations, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024, or by e-mail to invrel@denbury.com.

By order of the Board of Directors

Phil Rykhoek
Senior Vice President, Chief Financial Officer
and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

DENBURY RESOURCES INC.

May 15, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20830000000000000000 4                                                                                          051508

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Proposal to elect directors.	NOMINEES:	2.	Proposal to ratify the appointment by the audit committee of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2008	FOR AGAINST ABSTAIN ☐ ☐ ☐
☐ FOR ALL NOMINEES	☐ Ronald G. Greene
☐ Michael L. Beatty
☐ WITHHOLD AUTHORITY	☐ Michael B. Decker
FOR ALL NOMINEES	☐ David I. Heather
☐ Gregory L. McMichael
☐ FOR ALL EXCEPT	☐ Gareth Roberts
(See instructions below)	☐ Randy Stein
☐ Wieland F. Wettstein

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.   ☐

Signature of Stockholder	Date:		Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY CARD

DENBURY RESOURCES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2008

By signing this proxy, I appoint Ronald G. Greene, Chairman of the Board of Denbury, and Gareth Roberts, President and Chief Executive Officer of Denbury, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Denbury Resources Inc. common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 15, 2008, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

If this proxy is properly executed, your shares of Denbury Resources Inc. common stock represented by this proxy will be voted in the manner you specify. If no specification is made, your shares of Denbury Resources Inc. stock will be voted for each of the eight nominees for director and for the appointment of PricewaterhouseCoopers LLP as auditor. The proxies are authorized to vote my shares, in their discretion, on any other matter that is properly brought before the meeting.

This proxy statement, along with the Company’s Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, are available free of charge at www.voteproxy.com.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

DENBURY RESOURCES INC.

May 15, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the
envelope provided as soon as possible.
-OR-
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718- 921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
-OR- INTERNET - Access “www.voteproxy.com” and	ACCOUNT NUMBER
follow the on-screen instructions. Have your proxy card available when you access the web page.
-OR- IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20830000000000000000 4	051508

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Proposal to elect directors.			2.	Proposal to ratify the appointment by the audit committee of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2008.	FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	NOMINEES: ☐ Ronald G. Greene ☐ Michael L. Beatty ☐ Michael B. Decker ☐ David I. Heather ☐ Gregory L. McMichael ☐ Gareth Roberts ☐ Randy Stein ☐ Wieland F. Wettstein			☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:		Signature of Stockholder		Date:
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.